Exhibit 2.2

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND AMONG

PIEDRA ENERGY II, LLC,

PIEDRA OPERATING, LLC

AND

THE OTHER SELLERS LISTED ON THE SIGNATURE PAGES HERETO

AS SELLERS

AND

ATHLON HOLDINGS LP

AS BUYER

i

EXHIBITS

Exhibit A	Part 1	Leases and Units
Exhibit A	Part 2	Wells
Exhibit A	Part 3	Facilities
Exhibit A	Part 4	Contracts
Exhibit A	Part 5	Fee Interests, Easements and Rights-of-Way
Exhibit B	—	Excluded Assets
Exhibit C	—	Allocated Values; Properties (NRI/WI)
Exhibit D	—	Form of Assignment

SCHEDULES

Schedule 1.01	—	Seller Knowledge Persons
Schedule 4.05(b)	—	Title Defect
Schedule 6.01(f)	—	Litigation
Schedule 6.01(j)	—	Royalty Payments
Schedule 6.01(k)	—	Imbalances
Schedule 6.01(l)	—	Environmental Matters
Schedule 6.01(m)	—	Exceptions to Compliance with Laws
Schedule 6.01(n)	—	Contracts
Schedule 6.01(p)	—	Payout Balances
Schedule 6.01(r)	—	Plugging and Abandonment
Schedule 6.01(t)	—	AFEs
Schedule 6.01(v)	—	Governmental Bonds
Schedule 6.01(w)	—	Debt Instruments
Schedule 6.01(dd)	—	Consents
Schedule 6.01(ee)	—	Preferential Rights
Schedule 6.01(ff)	—	Wells
Schedule 7.04	—	Possible Interim Period Operations
Schedule 7.08	—	Field Employees
Schedule 8.02(e)	—	Certain Contracts
Schedule 10.06	—	Suspense Funds
Schedule 10.07(a)	—	Additional Obligated Persons

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 8th day of April, 2014 (the “Execution Date”), by and among Piedra Energy II, LLC, a Delaware limited liability company (“Piedra Energy”), Piedra Operating, LLC, a Texas limited liability company (“Operator”), and the other sellers listed on the signature pages hereto (such other sellers, together with Piedra Energy and Operator referred to herein, collectively, as “Sellers” and, individually, as “Seller”), and Athlon Holdings LP, a Delaware limited partnership (“Buyer”).  Buyer and Sellers are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

W I T N E S S E T H:

WHEREAS, Sellers are the owners of the Assets (as hereinafter defined); and

WHEREAS, Sellers are willing to sell to Buyer, and Buyer is willing to purchase from Sellers, the Assets, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                                   Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Arbitrator” shall have the meaning given that term in Section 10.01(b).

“Acquired Interest” shall have the meaning given that term in Section 10.07(a).

“Acquiring Party” shall have the meaning given that term in Section 10.07(a).

“Additional Assignments” shall have the meaning given that term in Section 9.03(a).

“Additional Obligated Person” means, with respect to a Seller identified on Schedule 10.07(a): (a) any Person identified on Schedule 10.07(a) with respect to such Seller, (b) any entity for which any such Person identified on such schedule (i) is an executive officer or director or (ii) has an equity incentive interest, and (c) any Controlled Affiliate of any such entity.

“Adjusted Purchase Price” shall have the meaning given that term in Section 3.01.

“Adjustment Period” shall have the meaning given that term in Section 3.04(a)(i).

“AFEs” shall have the meaning given that term in Section 6.01(t).

“Affiliate” shall mean any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified.  For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Agreement” shall have the meaning given that term in the preamble.

“Allocated Value” shall have the meaning given that term in Section 3.03.

“Asset Taxes” shall mean any tax in the nature of a severance, production, excise, occupation or personal or real property ad valorem tax that is based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but not any income or franchise tax liability of any Party.

“Assets” shall have the meaning given that term in Section 2.02.

“Assignment” shall have the meaning given that term in Section 9.03(a).

“Assumed Obligations” shall have the meaning given that term in Section 12.01.

“Audit Firm” shall have the meaning given that term in Section 7.09(b).

“Bonds” shall have the meaning given that term in Section 6.01(v).

“Business Day” shall mean each calendar day except Saturdays, Sundays, and Federal holidays.

“Buyer” shall have the meaning given that term in the preamble.

“Buyer Indemnitees” shall have the meaning given that term in Section 12.03.

“Casualty/Condemnation Loss” shall have the meaning given that term in Section 13.02(b).

“Claim” shall have the meaning given that term in Section 12.11(b).

“Claim Notice” shall have the meaning given that term in Section 12.11(b).

“Closing” shall have the meaning given that term in Section 9.01.

“Closing Date” shall have the meaning given that term in Section 9.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Confidential Information” means any and all data, information, reports, documents, correspondence, maps, shape files,  interpretations,  records, logs and technical, business or land data or information, whether geological, geophysical, economic, financial, land, business or management in nature, to the extent related to the Assets.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated February 12, 2014, between Piedra Resources, LLC and Buyer.

“Consent” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with, for or in connection with any sale, assignment or transfer of any Asset or any interest therein (including pursuant to the Assignment or any Additional Assignment); provided, however, that “Consent” shall not include any Customary Post-Closing Consent.

“Contracts” shall have the meaning given that term in Section 2.02(g).

“Controlled Affiliate” shall mean, with respect to any Person, any of its Parent or its Subsidiaries.

“COPAS” shall mean the Accounting Procedures promulgated by the Council of Petroleum Accountants Societies.

“Cure Period” shall have the meaning given that term in Section 4.05(b).

“Customary Post-Closing Consent” shall mean any consent of, notice to, filing with, or other action by, any Governmental Authority in connection with the sale or conveyance of oil and/or gas leases or interests therein, if they are not required prior to the assignment of such oil and/or gas leases or interests and they are customarily obtained subsequent to such sale or conveyance (including consents from state agencies).

“Data” shall have the meaning given that term in Section 2.02(k).

“Debt Instrument” shall have the meaning given that term in the definition of Material Contract.

“Defect Deductible” shall have the meaning given that term in Section 4.07.

“Defensible Title” shall have the meaning given that term in Section 4.02.

“Deposit” shall have the meaning given that term in Section 3.02(a).

“Dispute Notice” shall have the meaning given that term in Section 10.01(a).

“Effective Time” shall have the meaning given that term in Section 2.01.

“Employment Offer” shall have the meaning given that term in Section 7.08.

“EnCap” shall mean EnCap Energy Capital Fund VII, L.P., a Texas limited partnership.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or other encumbrance.

“Environmental Arbitrator” shall have the meaning given that term in Section 5.06.

“Environmental Defect” shall have the meaning given that term in Section 5.02.

“Environmental Defect Amount” shall have the meaning given that term in Section 5.04(a).

“Environmental Defect Notice” shall have the meaning given that term in Section 5.03.

“Environmental Defect Property” shall have the meaning given that term in Section 5.03.

“Environmental Examination Period” shall have the meaning given that term in Section 5.01(a).

“Environmental Laws” shall mean applicable Laws relating to or otherwise addressing the protection of human health and/or the environment, natural resources or threatened, endangered or protected species (and all regulations implementing the foregoing) that are applicable to the operation, ownership and/or use of the Assets, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act and the Oil Pollution Act of 1990.

“Environmental Liabilities” shall mean any and all damages (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs and associated legal costs) incurred or imposed (a) pursuant to any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (b) pursuant to any claim by a Governmental Authority or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Authority or other Person pursuant to common law or statute and related to the use or release of Hazardous Materials.

“Escrow Agent” shall have the meaning given that term in Section 3.02(a).

“Escrow Agreement” shall have the meaning given that term in Section 3.02(a).

“Escrow Defect Deposits” shall mean those amounts, if any, deposited into an escrow account pursuant to Section 4.05, Section 4.08(b) or Section 5.06.

“Escrow Termination Date” shall have the meaning given that term in Section 10.08.

“Exchange Act” shall have the meaning given that term in Section 7.09(a).

“Excluded Assets” shall have the meaning given that term in Section 2.03.

“Execution Date” shall have the meaning given that term in the Preamble.

“Facilities” shall have the meaning given that term in Section 2.02(e).

“Field Employee” shall have the meaning given that term in Section 7.08.

“Files” shall have the meaning given that term in Section 2.02(j).

“Final Accounting Statement” shall have the meaning given that term in Section 10.01(a).

“Finance Related Parties” shall have the meaning given that term in Section 7.11.

“Financial Statements” shall have the meaning given that term in Section 7.09(a).

“Financing Sources” shall mean the lenders under the Amended and Restated Credit Agreement dated as of March 19, 2013 among Buyer, the lenders from time to time party thereto and Bank of America, N.A. as administrative agent for the lenders (as amended by that certain First Amendment to Amended and Restated Credit Agreement and Borrowing Base Redetermination dated November 14, 2013 and as further amended, supplemented or modified from time to time), and their respective Affiliates.

“Fundamental Representations” shall mean Sections 6.01(a), 6.01(b), 6.01(c), 6.01(d), 6.01(g), 6.01(h) and 6.01(s).

“GAAP” shall mean generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government or any court or tribunal of competent jurisdiction, regulatory or administrative agency, commission, arbitrator or arbitration panel or other governmental authority that exercises or is entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or tax authority, power or jurisdiction over any of the Assets.

“Hazardous Materials” shall mean any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, or which is otherwise regulated or restricted under any Environmental Law.

“Hydrocarbons” shall mean oil and gas and other liquid or gaseous hydrocarbons (or any combination thereof) produced or processed in association therewith.

“Imbalance” shall mean any over-production or under-production or over-delivery or under-delivery or similar imbalance with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-delivery or under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system or other location.

“Indemnitee” shall have the meaning given that term in Section 12.11(a).

“Indemnitor” shall have the meaning given that term in Section 12.11(a).

“Indemnity Deductible” shall have the meaning given that term in Section 12.04.

“Indemnity Escrow” shall have the meaning given that term in Section 3.02(a).

“Interim Period” shall mean that period commencing on the Execution Date and terminating upon the earlier of the Closing or the termination of this Agreement.

“Knowledge” shall mean, (a) with respect to the Fundamental Representations made by a Seller and the representations and warranties of a Seller contained in Sections 6.01(e), 6.01(f), 6.01(w) and 6.01(z), the actual knowledge (without investigation) of the individuals set forth on Part 1 of Schedule 1.01 for such Seller; and (b) with respect to the remaining representations and warranties contained in Section 6.01 (other than the Fundamental Representations and the representations and warranties contained in Sections 6.01(e), 6.01(f), 6.01(w) and 6.01(z)), the actual knowledge (without investigation) of the individuals set forth on Part 2 of Schedule 1.01.

“Lands” shall have the meaning given that term in Section 2.02(b).

“Law” or “Laws” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning given that term in Section 2.02(a).

“Liabilities” shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses,  including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Lowest Cost Response” shall mean, with respect to an Environmental Defect, the reasonably estimated costs and expenses (including any associated fines, penalties, fees, damages, losses or other amounts due) required by Governmental Authorities and/or under Environmental Laws and/or applicable Leases, contracts and agreements, in each case, to fully remediate and correct such Environmental Defect in the most cost effective manner reasonably available, consistent with Environmental Laws and/or applicable Leases, contracts and agreements.

“Material Adverse Effect” shall mean an event or circumstance that results, or would reasonably be expected to result, in a material adverse effect on the use, ownership, operation or value of the Assets, taken as a whole and as currently operated as of the Execution Date, or an occurrence or event that materially hinders or impedes the consummation by any Seller of the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect:  (a) any event or circumstance resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any event or circumstance resulting from changes in general market, economic, financial or political conditions in the area in which the Assets are located, the United States or worldwide or any outbreak of hostilities or war; (c) any event or circumstance resulting from a change in Laws from and after the Execution Date; (d) any reclassification or recalculation of reserves in the ordinary course of business; (e) any changes in the prices of Hydrocarbons; and (f) any decline in Well performance.

“Material Contract” shall mean, to the extent they relate to the Assets, the following:

(a)                                 any Contract that can reasonably be expected to result in aggregate payments by Sellers or Buyer with respect to the Assets of more than $50,000 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(b)                                 any Contract that can reasonably be expected to result in aggregate revenues to Sellers or Buyer with respect to the Assets of more than $50,000 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(c)                                  any Hydrocarbon purchase and sale, exchange, marketing, compression, gathering, transportation, processing, refining or similar Contract (in each case) to which any Seller is a party (or to which any portion of the Assets is subject) with respect to Hydrocarbons from the Assets that is not terminable without penalty on sixty (60) days or less notice (including any Contract providing for volumetric or monetary commitments or indemnification therefor or for dedication of future production);

(d)                                 any indenture, mortgage, loan, note, credit, sale-leaseback, security interest, credit agreement, financing lease, guaranty, bond, letter of credit or similar Contract (in each case) to which the Assets are subject (whether a Seller or any of its Affiliates is the borrower or the lender) and all related security agreements or similar agreements associated therewith (each a “Debt Instrument”);

(e)                                  any agreement (executory or otherwise) binding upon a Seller to sell, lease, farmout, or otherwise dispose of or encumber any interest in any of the Assets after the date hereof, other than conventional rights of reassignment arising in connection with a Seller’s surrender or release of any of the Assets (except where any such right of reassignment has already been triggered);

(f)                                   any Contract related to the Assets between a Seller and any Controlled Affiliate of a Seller and that will not be terminated at or prior to Closing;

(g)                                Contracts that would obligate Buyer to drill additional wells or conduct other material development operations after the Closing;

(h)                               Contracts that (i) constitute a non-competition agreement or any agreement that purports to restrict, limit, or prohibit the manner in which, or the locations in which, any Seller conducts business, including area of mutual interest Contracts or (ii) would otherwise restrict Buyer’s actions after the Closing with respect to the Assets;

(i)                                   Contracts providing for any call upon, option to purchase or similar rights with respect to the Assets or to the production therefrom or the processing thereof, or is a dedication of production or otherwise requires production to be transported, processed or sold in a particular fashion;

(j)                                    any joint or unit operating agreement;

(k)                               any Contract that constitutes a lease under which Seller is the lessor or the lessee of real, immovable, personal or movable property, which lease (i) cannot be terminated by Sellers without penalty upon 60 days or less notice and (ii) involves an annual base rental of more than $50,000;

(l)                                     any Contract (other than master service agreements and master purchase agreements) where the primary purpose thereof was or is to indemnify another Person;

(m)                             any Contract that constitutes a farmout agreement, partnership agreement, participation agreement, joint venture agreement or similar Contract; and

(n)                                 any Contract that is a seismic or other geophysical acquisition agreement or license, or otherwise relates to or constitutes part of the Data.

“NORM” shall mean naturally occurring radioactive material.

“Offer Notice” shall have the meaning given that term in Section 10.07(a).

“Operating Expenses” shall mean all operating expenses (including costs of insurance and Asset Taxes, but excluding any other taxes) and capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and Overhead Costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding (in all cases) Liabilities attributable to (i) personal injury or death, property damage, torts, breach of contract or violation of any Law, (ii) obligations to plug and abandon any Wells, dismantle Facilities, close pits and restore the surface around such Wells, Facilities and pits, (iii) Environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, Facilities or personal property under applicable Environmental Laws, (iv) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Leases and/or Wells, including those held in suspense and (v) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (iv), whether such claims are made pursuant to contract or otherwise.

“Operator” shall have the meaning given that term in the preamble.

“Overhead Costs” shall mean an amount equal to the COPAS charges payable under any joint operating agreement for Assets operated by Operator that would be attributable to Sellers’ interests in the Assets.

“Parent” shall mean Piedra Energy, with respect to Sellers, and Athlon Energy Inc. with respect to Buyer.

“Party” and “Parties” shall have the respective meanings given those terms in the preamble.

“Permit” shall mean any permit, license, registration, consent, order, approval, variance, exemption, waiver, franchise, right or other authorization (in each case) of any Governmental Authority.

“Permitted Encumbrances” shall mean any of the following:

(a)                                 the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents that create or reserve to a Seller its interests in any of the Assets to the extent that such agreements, instruments and documents do not operate to reduce the net revenue interest of Sellers (as set forth in Exhibit C) or increase the working interest of Sellers (as set forth in Exhibit C) without a proportionate increase in the corresponding net revenue interest of Sellers or materially detract from or otherwise adversely affect the operation, ownership or use of any portion of the Assets;

(b)                                 any materialman’s, mechanic’s, repairman’s, vendor’s, construction, employee’s, contractor’s, operator’s or other similar liens or charges for the payment of expenses arising in the ordinary course of business (in each case) that are not yet delinquent;

(c)                                  any liens for current taxes not yet due and payable;

(d)                                 any liens or security interests created by Law, reserved in oil and gas leases for royalties, bonuses or rentals or created to secure compliance with the terms of the Leases as required by such terms, in each case, with respect to which the underlying obligation is not yet delinquent;

(e)                                  any obligations or duties affecting the Assets to any municipality or other Governmental Authority with respect to any franchise, grant, license or permit and all applicable Laws;

(f)                                   any easements, rights of way, servitudes, licenses, permits and other similar rights for the purposes of pipelines, transmission lines, Facilities or other similar fixtures or personalty that do not materially detract from or otherwise adversely affect the operation, ownership, use or value of any portion of the Assets;

(g)                                  all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production that do not operate to reduce the net revenue interest of Sellers (as set forth in Exhibit C) or increase the working interest of Sellers (as set forth in Exhibit C) without a proportionate increase in the corresponding net revenue interest of Sellers;

(h)                                 Preferential Rights disclosed in Schedule 6.01(ee) hereto;

(i)                                     Consents disclosed in Schedule 6.01(dd) hereto;

(j)                                    excepting circumstances where such rights have already been triggered, conventional rights of reassignment upon abandonment;

(k)                                 all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein with respect to a Seller’s conveyance of its interests in the Assets to Buyer and to the extent the same are typically obtained after closing;

(l)                                     those items set forth on Schedule 6.01(f) and Schedule 6.01(m) and all Contracts (including all production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; and seismic or geophysical permits or agreements) (in each case) that do not operate to reduce the net revenue interest of Sellers (as set forth in Exhibit C) or increase the working interest of Sellers (as set forth in Exhibit C) without a proportionate increase in the corresponding net revenue interest of Sellers and do not materially detract from or otherwise adversely affect the operation, ownership or use of any portion of the Assets;

(m)                             all defects and irregularities affecting the Assets that do not operate to reduce the net revenue interest of Sellers (as set forth in Exhibit C), or increase the working interest of Sellers (as set forth in Exhibit C) without a proportionate increase in the corresponding net revenue interest of Sellers, or otherwise materially detract from or otherwise adversely affect the operation, ownership or use of any portion of the Assets;

(n)                                 any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) by which the Assets are subject (whether a Seller is the borrower or lender) and all related security agreements or similar agreements associated therewith, so long as such Assets are released from such Contracts on or before the Closing; and

(o)                                 title problems or title requirements commonly encountered in the oil and gas business which would be waived in the ordinary course of business by a reasonably prudent operator engaged in the business of owning, developing and operating oil and gas properties.

“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company, joint venture, firm, unincorporated organization or any other entity or organization, including any Governmental Authority.

“Phase I ESA” shall mean an environmental site assessment performed pursuant to the American Society for Testing and Materials ASTM E1527-13, or any similar environmental assessment.

“Phase II Request” shall have the meaning given that term in Section 5.01(b).

“Preferential Right” shall mean any right or agreement that enables any Person (other than Buyer) to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Preliminary Settlement Statement” shall have the meaning given that term in Section 9.02.

“Proceeding” shall have the meaning given that term in Section 6.01(f).

“Property” shall have the meaning given that term in Section 4.02(a).

“PUD Location” shall have the meaning given that term in Section 4.02.

“Purchase Price” shall have the meaning given that term in Section 3.01.

“Release” shall mean any presence, releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Restricted Area” shall mean Leagues 248, 249, 318, 319 and 320 in Martin County, Texas.

“Retained Liabilities” shall mean all obligations and Liabilities (other than Environmental Liabilities not described in clause (b) below) of Sellers (a) to the extent arising during the period in which the Assets have been owned by any Seller and relating to actual or claimed property damage, personal injury or death relating to the Assets attributable to the period of time prior to the Closing Date; and (b) to the extent arising during the period in which the Assets have been owned by any Seller and relating to the disposal or transportation of any Hazardous Materials from the Assets attributable to the period of time prior to the Closing Date to any location not on the Assets in violation of Environmental Law.

“SEC” shall have the meaning given that term in Section 7.09(a).

“SEC Documents” shall have the meaning given that term in Section 7.09(a).

“Securities Act” shall have the meaning given that term in Section 7.09(a).

“Seller” and “Sellers” shall have the respective meanings given those terms in the preamble.

“Seller Indemnitees” shall have the meaning given that term in Section 12.02(a).

“Seller Parties” shall have the meaning given that term in Section 7.11.

“Seller Representative” shall have the meaning given that term in Section 14.14.

“SPCC” shall mean a Spill Prevention Control and Countermeasure Plan required by an applicable Governmental Authority in accordance with applicable Environmental Laws.

“Specified Affiliate” means, (a) with respect to any Seller, any Affiliate of such Seller that is not (i) wholly-owned by EnCap or (ii) a Parent or Subsidiary of such Seller, and (b) with respect to Buyer, any Affiliate of Buyer that is not (i) wholly-owned by Apollo Global Management LLC or (ii) a Parent or Subsidiary of Buyer.

“Subject Defect” shall have the meaning given that term in Section 4.05.

“Subsidiary” shall mean, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly (a) owns, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity or (b) controls the management.

“Suspense Accounts” shall have the meaning given that term in Section 10.06.

“Third Party” shall mean any Person other than a Party to this Agreement or a Controlled Affiliate of a Party to this Agreement.

“Third Party Acquisition” shall mean the occurrence of any acquisition, directly or indirectly, in one or a series of related transactions of the Assets by purchase, oil and gas lease, sublease, merger, tender offer, consolidation, business combination or otherwise by any Person other than Buyer.

“Title Arbitrator” shall have the meaning given that term in Section 4.08(b).

“Title Benefit” shall mean any right, circumstance or condition that, with respect to Assets for which an Allocated Value is set forth on Exhibit C, operates to increase the net revenue interest of Sellers in such Asset above that shown on Exhibit C, to the extent not causing a greater than proportionate increase in Sellers’ working interest in such Asset above that shown on Exhibit C.

“Title Benefit Amount” shall have the meaning given that term in Section 4.06(b).

“Title Benefit Property” shall have the meaning given that term in Section 4.06(a).

“Title Defect” shall have the meaning given that term in Section 4.02.

“Title Defect Amount” shall have the meaning given that term in Section 4.04(a).

“Title Defect Notice” shall have the meaning given that term in Section 4.03.

“Title Defect Property” shall have the meaning given that term in Section 4.03.

“Title Defect Threshold” shall have the meaning given that term in Section 4.02.

“Title Examination Period” shall have the meaning given that term in Section 4.01.

“Transaction Documents” shall mean those documents executed and/or delivered pursuant to or in connection with this Agreement, including the Escrow Agreement.  For purposes of this Agreement, with respect to each Seller, the term Transaction Document shall also include all documents executed on behalf of such Seller by the Seller Representative.

“Units” shall have the meaning given that term in Section 2.02(a).

“Wells” shall have the meaning given that term in Section 2.02(c).

Section 1.02                                   Interpretation.  As used in this Agreement, unless the context otherwise requires, the term “includes” and its syntactical variants means “includes but is not limited to.”  The headings and captions contained in this Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions hereof.  Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other.  All references herein to “Exhibits”, “Schedules”, “Sections”, “Articles”, “subsections” and other subdivisions in this Agreement shall refer to the corresponding “Exhibits”, “Schedules”, “Sections”, “Articles”, “subsections” and other subdivisions of this Agreement unless specific reference is made to another document or instrument.  The words “this Agreement”, “hereof,” “herein” and “hereunder” and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP.  Except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time.  References to any date shall mean such date in Houston, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Houston, Texas.

ARTICLE II
ASSETS

Section 2.01                                           Agreement to Sell and Purchase.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller and each Seller agrees to sell, transfer and assign to Buyer, all of such Seller’s interest in the Assets.  If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership and, except as provided in Section 10.03, possession of the Assets shall be transferred from Sellers to Buyer on the Closing Date but certain financial benefits and burdens shall be transferred and effective as of 12:01 a.m. Houston, Texas time on April 1, 2014 (the “Effective Time”).

Section 2.02                                           Assets.  Subject to Section 2.03, the term “Assets” shall mean, less and except the Excluded Assets, all of Sellers’ collective right, title and interest in and to the following:

(a)                                 oil and/or gas leases and oil, gas and/or mineral leases, subleases and other leaseholds (and all leasehold estates created thereby), royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other rights to Hydrocarbons in place, as described in Exhibit A — Part 1 (subject to any depth restrictions described on Exhibit A — Part  1), and any ratifications, extensions or amendments of the same, whether or not they are listed on Exhibit A — Part 1 (collectively, the “Leases”), together with any and all rights, titles and interests of Sellers in and to units or pooling arrangements wherein the Leases are pooled, unitized or communitized therewith (such units and pooling arrangements, the “Units”);

(b)                                 all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Sellers in and to the lands included in the Units and/or described on Exhibit A — Part 1 or described in any of the Leases or other instruments described on such Exhibit A — Part 1 even though Sellers’ interest therein may be incorrectly described in, or omitted from, such Exhibit A — Part 1 (collectively, the “Lands”), including interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, carried interests, reversionary interests, fee mineral interests, fee royalty interests and other interests of any kind or character insofar as they cover or underlie the Lands;

(c)                                  the oil and/or gas, water, disposal or injection wells located upon the Lands or Units (whether producing, not completed, shut-in or temporarily abandon

(d)                                 ed), including those listed in Exhibit A — Part 2 (collectively, the “Wells”);

(e)                                  the production facilities, structures, tubular goods, equipment (including well equipment, lease equipment and production equipment), pipelines, flow lines, gathering systems and appurtenances thereto, injection facilities, disposal facilities, compression facilities, buildings, trailers, inventory and all other personal property, machinery, spare parts, fixtures, facilities and improvements appurtenant to or used primarily in connection with the ownership or operation of the Leases, Units, Wells or other Assets, including those listed in Exhibit A — Part 3 (collectively, the “Facilities”);

(f)                                   the Hydrocarbons produced from or attributable to the Leases, Lands, Units or Wells from and after the Effective Time, plus all Hydrocarbons produced therefrom prior to the Effective Time and in storage prior to sale or upstream of the sales metering point as of the Closing Date, (in each case) together with and subject to all Imbalances associated with the Assets;

(g)                                  all contracts, agreements, instruments and leases by which the Assets are bound or subject or that relate to or are otherwise applicable to the Assets, in each case, to the extent related to the Assets, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, participation agreements, area of mutual interest agreements, exchange agreements, equipment leases and rental contracts, production handling agreements and trucking agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas or casinghead gas, salt water disposal or other disposal agreements and processing agreements, including the contracts, agreements and leases listed in Exhibit A — Part 4 (collectively, the “Contracts”); provided that “Contracts” shall not include the instruments constituting the Leases;

(h)                                 all surface estates, easements (including subsurface easements) and rights-of-way, surface leases and other surface rights appurtenant to and used or held for use primarily in connection with the Assets (whether part of the premises covered by the Leases or Units or otherwise), including those described in Exhibit A — Part 5;

(i)                                     to the extent transferable, all Permits used in connection with the Lands, Leases, Units or Wells;

(j)                                    all books, records, files (including Lease files, land files, Well files, division order files and oil and gas sales, gathering, transportation and processing files, abstracts, land surveys, maps, accounting and tax records relating to the Assets), muniments of title, title opinions, engineering data, interpretive data and technical evaluations, reports and similar documents and materials (whether electronic or hardcopy) used or held for use in connection with the Leases, Lands, Units, Wells or Facilities, but excluding any of the foregoing to the extent that transfer is restricted by Third Party agreement or applicable Law (provided, however, that each Seller shall use its commercially reasonable efforts to seek and obtain any approvals necessary to transfer to Buyer the foregoing described assets, but shall have no obligation to provide any consideration to obtain any such approval unless Buyer agrees in writing to reimburse such Seller for such consideration) (the foregoing, subject to such exclusion, collectively, the “Files”);

(k)                                 to the extent transferable, and subject to Buyer’s agreement to pay, and the payment by Buyer of, all required Third Party transfer and license fees, all Well logs, gravitational data and geological, seismic and other geophysical data or information, including reprocessed data, and any rights (contractual or otherwise) necessary to utilize the foregoing (in each case) primarily attributable to the Wells, Leases, Units or Lands (whether electronic or hardcopy); provided that any such data and other rights for which the Lands comprise less than 75% of the geographical coverage of such data and other rights shall not be primarily attributable to the Wells, Leases, Units or Lands (the foregoing, subject to such exclusions, collectively, the “Data”);

(l)                                     all telemetry, production measuring equipment, communications equipment and SCADA equipment used in connection with the Leases, Lands, Units, Wells and Facilities; and

(m)                             to the extent transferable, all rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with the Assets as of the Closing Date and (i) relate to the period from and after the Effective Time (other than Retained Liabilities) or (ii) relate to both the period prior to the Effective Time and the Assumed Obligations for which Buyer is responsible, provided that, at Buyer’s request, Sellers shall use their reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s cost and expense, any right, claim or cause of action that would otherwise be transferred hereunder but is not transferable.

Section 2.03                                           Excluded and Reserved Assets.  The Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby, the Excluded Assets.  “Excluded Assets” shall mean:

(a)                                all corporate, financial, tax and legal records of each Seller that relate to  such Seller’s business generally (including the ownership and operation of the Assets but excluding copies of title opinions) or that relate to the other Excluded Assets (but only to the extent related to the other Excluded Assets), together with a duplicate copy (electronic or otherwise) of all of the Files and, to the extent permissible under the terms of the applicable Contract, Data;

(b)                                except to the extent related to any Assumed Obligations, any trade credits, accounts and notes receivable, accounts payable, proceeds or revenues attributable to the Assets and accruing prior to the Effective Time;

(c)                                 all Hydrocarbons produced from or attributable to the Leases, Lands, Units or Wells with respect to any periods of time prior to the Effective Time and not in storage prior to sale or upstream of the sales metering point as of the Closing Date, and all proceeds attributable thereto;

(d)                                all refunds of costs, taxes or expenses attributable to any periods of time prior to the Effective Time and all refunds of income, franchise or similar taxes;

(e)                                 except to the extent related to any Assumed Obligations, all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from or attributable to the Leases, Units or Wells, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to any periods of time prior to the Effective Time;

(f)                                  all area-wide Permits or other Permits used in the conduct of any Seller’s business generally;

(g)                                 all bonds, letters of credit and guarantees, if any, posted by any Seller or any of its Affiliates with Governmental Authorities and relating to the Assets;

(h)                                subject to the provisions of Section 13.02, all rights, titles, claims and interests of each Seller and its Affiliates to or under any insurance policy or agreement, any insurance proceeds or to or under any bond or bond proceeds;

(i)                                    except to the extent related to any Assumed Obligations, all rights and claims relating to the Assets and attributable to periods of time prior to the Effective Time;

(j)                                   all patents, patent applications, logos, service marks, copyrights, trade names or trademarks of or associated with any Seller, its Affiliates or their businesses and all proprietary valuation materials prepared by or on behalf of Sellers or proprietary technical materials prepared by employees or management of any Seller or any Controlled Affiliate of any Seller;

(k)                                all privileged attorney-client (i) communications, files or records and (ii) other documents (other than title opinions and related title work);

(l)                                    all materials and information that cannot be disclosed to Buyer as a result of confidentiality obligations to Third Parties (provided, however, that each Seller shall use its commercially reasonable efforts to seek and obtain any approvals necessary to disclose (and ultimately transfer, subject to the remaining terms of this Agreement) any such materials and information to Buyer);

(m)                            all audit rights arising under any of the Contracts with respect to (i) except to the extent related to any Assumed Obligations, any periods of time prior to the Effective Time or (ii) any of the Excluded Assets;

(n)                                all analyses, bidder lists and communications with marketing advisers or other bidders in connection with marketing the Assets;

(o)                                all amounts paid to Operator as overhead for periods of time accruing prior to Closing under any joint operating agreements burdening the Assets;

(p)                                the rights, titles or interests described in Exhibit B or otherwise expressly identified as an Excluded Asset hereunder;

(q)                                any matter required to be excluded pursuant to the provisions of Section 2.02(j) or Section 2.02(k);

(r)                                   all vehicles owned or leased by any Seller;

(s)                                  all offices owned or leased by any Seller not located on the Lands and the furniture, fixtures and equipment therein; and

(t)                                   all Third Party indemnities where any Seller is an indemnified party and the proceeds afforded thereby to the extent relating to other items included in the Excluded Assets.

Section 2.04                                           Revenues and Expenses.  Except as otherwise expressly provided in this Agreement, Sellers shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses, in each case (a) attributable to the Assets for the period of time prior to the Effective Time and (b) in accordance with their respective interests in the Assets giving rise thereto.  Except as otherwise expressly provided in this Agreement, subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible for all Operating Expenses, in each case attributable to the Assets for the period of time from and after the Effective Time.  Except as otherwise expressly provided in this Agreement, all Operating Expenses attributable to the Assets that are: (i) incurred with respect to operations conducted or Hydrocarbons produced prior to the Effective Time shall be paid by or allocated to Sellers in accordance with their respective interests in the Assets giving rise thereto and (ii) incurred with respect to operations conducted or Hydrocarbons produced from and after the Effective Time shall be paid by or allocated to Buyer.  For purposes of allocating production (and accounts receivable with respect thereto) under this Section 2.04, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported.  Sellers shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.  Sellers shall provide to Buyer evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 3.04.

ARTICLE III
CONSIDERATION

Section 3.01                                           Purchase Price.  The total consideration for the purchase, sale and assignment of the Assets by Sellers to Buyer is Buyer’s payment to Sellers of the sum of $291,100,000 (the “Purchase Price”) as adjusted pursuant to this Agreement (the “Adjusted Purchase Price”).  The estimated Adjusted Purchase Price (determined as provided in Section 9.02 and net of the Deposit and any Escrow Defect Deposits) shall be paid by Buyer to Sellers at the Closing by means of one or more completed wire transfers to the account(s) designated by the Seller Representative on behalf of Sellers to Buyer in writing at least three (3) Business Days prior to the Closing.

Section 3.02                                           Deposit.

(a)                                 Concurrently with the execution and delivery of this Agreement, Buyer has deposited by wire transfer with Wells Fargo Bank, National Association (“Escrow Agent”), in same day funds the sum equal to five percent (5%) of the Purchase Price (together with any interest and earnings thereon, the “Deposit”) pursuant to that certain escrow agreement (the “Escrow Agreement”) executed by the Seller Representative, Buyer and Escrow Agent contemporaneously herewith.  In the event the Closing occurs, the Deposit shall be credited against the Purchase Price to be paid by Buyer at Closing and retained in the escrow account established with Escrow Agent to satisfy (but not serve as a cap or other limitation of) amounts that may be owed by Sellers to Buyer with respect to the indemnities of Sellers under this Agreement.  Such amount retained in the escrow account following the Closing, together with any interest and earnings thereon, shall be referred to as the “Indemnity Escrow”.  Any interest included in the Indemnity Escrow shall be treated as income of Buyer for federal income tax purposes.

(b)                                 If (i) the Seller Representative terminates this Agreement pursuant to Section 11.01(b) because of (A) the failure of Buyer to perform any of its obligations hereunder in any material respect or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct to the extent required pursuant to Section 8.01(a) as of the Closing, and (ii) (A) at the time of such termination all conditions precedent to the obligations of Buyer set forth in Section 8.02 have been met and (B) each Seller is ready, willing and able to close the transactions contemplated by this Agreement, then, in such event, Sellers shall retain the Deposit, as liquidated damages (and not as a penalty) and as Sellers’ sole remedy with respect thereto, in which event Buyer and the Seller Representative shall jointly instruct Escrow Agent to pay the Deposit to Sellers as directed by the Seller Representative.  It is expressly stipulated by the Parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for above are a reasonable estimate by the Parties of such damages under the circumstances and do not constitute a penalty.

(c)                                  If this Agreement is terminated for any reason other than as set forth in Section 3.02(b), then Buyer shall be entitled to the delivery of the Deposit, free of any claims by Sellers with respect thereto, and Buyer and the Seller Representative shall jointly instruct Escrow Agent to pay the Deposit to Buyer.  Buyer and Sellers shall thereupon have the rights and obligations set forth in Section 11.02.

Section 3.03                                           Allocated Values.  Buyer and Sellers agree that the unadjusted Purchase Price is allocated among the Assets in the amounts set forth in Exhibit C.  The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Exhibit C.  To the extent there is any adjustment to the Purchase Price pursuant to this Agreement, such adjustment shall adjust the Allocated Values set forth on Exhibit C accordingly.  Buyer and Sellers agree (x) that the Allocated Values, as adjusted, shall be used by Sellers and Buyer as the basis for reporting Asset values and other items for purposes of all federal, state and local tax returns, including Internal Revenue Service Form 8594 and (y) that neither they nor their respective Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to taxes, in notices to holders of preferential purchase rights or in other documents or notices relating to the transactions contemplated by this Agreement except to the extent otherwise required by Law; provided, however, that nothing contained herein shall prevent Buyer or any Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the allocation in this Section 3.03, and neither Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such allocation.  Each Party will notify the other

Parties if it receives notice that the Internal Revenue Service proposes any allocation that is different from the allocation as set forth in Exhibit C.

Section 3.04                                           Adjustments to Purchase Price.

(a)                                 The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with GAAP and COPAS standards and without duplication:

(i)                                     Reduced by the aggregate amount of the following proceeds received by Sellers: (A) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise taxes or similar taxes) produced from or attributable to the Assets during the during the period between the Effective Time and the Closing Date (such period referred to herein as the “Adjustment Period”), and (B) other proceeds earned with respect to the Assets during the Adjustment Period;

(ii)                                  Reduced in accordance with Section 4.10, by an amount equal to the Allocated Value of those Assets with respect to which the Preferential Rights have been timely exercised by the Third Party holding such rights prior to Closing;

(iii)                               (A) Reduced as a result of Title Defects by the Title Defect Amounts therefor in accordance with Section 4.04(a), which such Title Defect Amounts will be offset (and thereby reduced) by Title Benefit Amounts for Title Benefits in accordance with Section 4.06(b), in each case, subject to the limitations of Section 4.07; (B) reduced as a result of Environmental Defects by the Environmental Defect Amounts therefor in accordance with Section 5.04(a), but subject to the limitations of Section 5.05; (C) reduced by the amount of the Escrow Defect Deposits; and (D) reduced by the Allocated Values of any Properties excluded from the transactions contemplated hereby pursuant to Section 4.04(b), Section 4.05, Section 4.08(b), Section 4.10, Section 5.01(b), Section 5.04(b) or Section 5.06;

(iv)                              Reduced to the extent provided in Section 13.02 in connection with Casualty/Condemnation Losses, if any;

(v)                                 Reduced by any other amount expressly provided for in this Agreement or agreed upon by Buyer and the Seller Representative;

(vi)                              To the extent not received by Sellers as of the Closing, increased by the sale proceeds (net of any applicable royalties or other burdens) of all Hydrocarbons produced from or attributable to Sellers’ interest in the Assets prior to the Effective Time that are in storage and not yet sold or upstream of the sales metering point as of the Effective Time, it being understood that Sellers shall retain such sale proceeds received prior to the Closing;

(vii)                           Subject to the limitations of Section 7.04, increased by the amount of all Operating Expenses and other costs attributable to the ownership and operation of the Assets which are paid by Sellers and incurred during the Adjustment Period (including, for purposes of clarity, all Adjustment Period drilling and completion capital expenditures and related capital expenditures (in each case) pursuant to the AFEs set forth in Schedule 6.01(t), Schedule 7.04 or approved by Buyer pursuant to Section 7.04), except (A) any Operating Expenses and other such costs already deducted in the determination of proceeds of Sellers in Section 3.04(a)(i), (B) any costs incurred by Sellers in connection with curing any Title Defect or Environmental Defect or with respect to any Casualty/Condemnation Loss and (C) any costs incurred as a result of any breach by any Sellers of this Agreement;

(viii)                        Increased by an overhead charge of $7,500 per month per well for wells being drilled on the Assets and $750 per month per well for producing wells on the Assets, in each case from the Effective Time to the Closing Date (prorated as appropriate); and

(ix)                              Increased by any other amount expressly provided for in this Agreement or agreed upon by Buyer and the Seller Representative on behalf of Sellers.

(b)                                 Each adjustment made pursuant to Section 3.04(a)(i) shall serve to satisfy, up to the amount of the adjustment, Buyer’s entitlement under Section 2.04 to Hydrocarbon production from or attributable to the Assets during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and, as such, Buyer shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made.

(c)                                  Similarly, the adjustment described in Section 3.04(a)(vii) shall serve to satisfy, up to the amount of the adjustment, Buyer’s obligation under Section 2.04 to pay the costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and, as such, Buyer shall not be separately obligated to pay for any such costs with respect to which an adjustment has been made.

(d)                                 In making the foregoing adjustments, ad valorem and similar taxes assessed with respect to a period which begins before and ends after the Effective Time shall be prorated based on the number of days in such period which fall on each side of the Effective Time (with the day on which the Effective Time falls being counted in the period after the Effective Time).  Severance, production or similar taxes that are based upon or measured by the production of Hydrocarbons shall be apportioned between Sellers and the Buyer as if the tax period ended immediately prior to the Effective Time, with the portion of such taxes attributable to the period immediately prior to the Effective Time being allocated to Sellers and the portion of such taxes attributable to the period beginning on the Effective Time being allocated to the Buyer.  If either Party pays such taxes for which the other Party is responsible, and the amount of such payment is not taken into account as an adjustment to the Purchase Price under this Section 3.04, then upon receipt of evidence of payment the nonpaying Party shall reimburse the paying Party promptly for the nonpaying Party’s share of such taxes.

Section 3.05                                   Withholding.  The Parties do not anticipate that any taxes will be required to be withheld as part of the Agreement.  However, Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers or any other Person such amounts as Buyer is required to deduct and withhold under the Code, or any tax law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.  Should Buyer become aware of any such withholding obligation, Buyer shall promptly notify the Seller Representative of such obligation and the Parties shall cooperate in demonstrating that the requirements for an exemption, if any, from such obligation have been satisfied.

ARTICLE IV
TITLE MATTERS

Section 4.01                                           Title Examination Period.  Commencing on the date hereof and ending May 9, 2014, at 6:00 p.m. Houston, Texas time (the “Title Examination Period”), each Seller shall, subject to Section 7.01, (a) permit Buyer and/or its representatives to examine, at reasonable times and in the offices of Operator, all abstracts of title, title opinions, title files, ownership maps, Lease files, assignments, division orders, operating records and agreements (including the Contracts), environmental files (including all such materials necessary to allow Buyer to ascertain whether Sellers and/or Operator possess all required environmental permits in connection with the Assets) and all other non-confidential and non-proprietary records and files pertaining to the Assets insofar as same may now be in existence and in the possession or control of such Seller or its Controlled Affiliates and (b) subject to Third Party operator approval, permit Buyer and/or its representatives, at reasonable times and at Buyer’s sole risk, cost and expense, to conduct reasonable inspections of the Assets (other than environmental inspections which are covered by Section 5.01).

Section 4.02                                           Title Defects.  The term “Title Defect” shall mean any matter (other than a Permitted Encumbrance) that would cause Sellers to collectively have less than Defensible Title to one or more of the Assets; provided, however, that no such matter shall be considered a Title Defect for purposes of this Agreement unless the Title Defect Amounts attributable to such matter as to all Sellers exceed a threshold of $50,000 (it being understood that such amount shall be a threshold and not serve as a deductible) (the “Title Defect Threshold”).  The term “Defensible Title” shall mean:

(a)                                 with respect to any Well or PUD Location (each, a “Property”) identified on Exhibit C (and as to the depths and formations identified on Exhibit C with respect to each such Well and PUD Location), such title of Sellers that:

(i)                                     entitles Sellers to receive not less than the percentage set forth in Exhibit C as Sellers’ net revenue interest for such Property (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) of all Hydrocarbons produced, saved and marketed from, or attributable to, such Property, all without reduction of such interest throughout the duration of the productive life of such Property, except (A) as specifically set forth in Exhibit C, (B) decreases in connection with those operations in which a Seller may from and after the Execution Date be a non-consenting co-owner, (C) decreases resulting from the establishment or amendment of pools or units from and after the Execution Date, and (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries for Imbalances set forth on Schedule 6.01(k) or arising from and after the Execution Date;

(ii)                                  obligates Sellers to bear the percentage of the costs and expenses relating to the maintenance, development and operation of such Property not greater than the working interest for such Property shown in Exhibit C for Sellers, without increase throughout the duration of the productive life of such Property, except (A) as specifically set forth in Exhibit C, (B) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements from and after the Execution Date, and (C) increases to the extent that they are accompanied by a proportionate increase in Sellers’ corresponding net revenue interest set forth in Exhibit C; and

(iii)                               is free and clear of all Encumbrances, with the exception of Permitted Encumbrances;

(b)                                 with respect to all other Assets, such title that is good and defensible and is free and clear of all liens, with the exception of Permitted Encumbrances.

Notwithstanding the foregoing, the loss of or reduction of interest in any Asset following the Execution Date due to any election or decision made by a Seller in accordance with applicable joint operating agreements as permitted under this Agreement shall not constitute a Title Defect.  As used herein, the term “PUD Location” means the interest in Hydrocarbons that would be produced from or attributable to a hypothetical well (or recompletion of a Well) as identified on Exhibit C and located within the specific geographic area set forth therein and with respect to the geological formation(s) set forth therein.

Section 4.03                                           Notice of Title Defects.  To assert a claim for a Title Defect, Buyer must notify the Seller Representative thereof prior to the expiration of the Title Examination Period.  To be effective, such notice (a “Title Defect Notice”) shall be in writing and shall include (a) a detailed description of the alleged Title Defect(s), (b) the Assets affected thereby (each, a “Title Defect Property”), (c) the value of each Title Defect Property (which shall be the Allocated Value thereof), (d) the information upon which the Title Defect(s) are based, (e) Buyer’s requirement(s) to cure such Title Defect(s), and (f) the amount which Buyer reasonably believes to be the Title Defect Amount resulting from the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based. Upon request, Buyer must provide reasonable supporting documentation for any Title Defect.  Subject to Buyer’s rights with respect to any breach by a Seller of Section 7.03 and Buyer’s rights under Section 4.09, any matters that may otherwise constitute Title Defects (irrespective of the Title Defect Threshold)

but that are not specifically disclosed to Sellers pursuant to a Title Defect Notice delivered to the Seller Representative prior to the expiration of the Title Examination Period shall be deemed to have been waived by Buyer, on behalf of itself and its successors and assigns, for all purposes, (i) except as may otherwise be a breach of the representations and warranties of a Seller in Section 6.01, (ii) other than a Seller’s special warranty of title provided in the assignments delivered at Closing, and (iii) except for Buyer’s rights in connection with Sellers’ indemnity obligations in Article XII, in each case, which will not be affected or diminished by this waiver.

Section 4.04                                           Remedies for Title Defects.  Upon timely delivery of a Title Defect Notice, Buyer and the Seller Representative shall meet and use commercially reasonable efforts to agree on the validity thereof and, if valid, the Title Defect Amount thereof.  Each Seller shall have the option, but not the obligation, to attempt to cure any Title Defect, and Buyer agrees to reasonably cooperate with the Seller Representative with respect to any attempt by a Seller to cure any such Title Defect.  If, prior to Closing, Buyer and the Seller Representative have not agreed on the validity of one or more Title Defects asserted in accordance with this Article IV or on the Title Defect Amount thereof or, if applicable, the Seller Representative cannot cure such Title Defect(s) to the reasonable satisfaction of Buyer prior to Closing, then the Seller Representative shall at its sole election for each such Title Defect:

(a)                                 subject to Section 4.07, cause the Purchase Price to be adjusted downward by an amount (the “Title Defect Amount”) determined in accordance with Section 4.08 for such Title Defect, which amount shall be deducted from amounts payable by Buyer to Sellers at the Closing; or

(b)                                 with respect to any Title Defect other than the Title Defect described on Schedule 4.05(b) for which, in Buyer’s good faith judgment, the Title Defect Amount exceeds fifty percent (50%) of the Allocated Value for the Title Defect Property attributable to such Title Defect, cause Sellers to retain such Title Defect Property and reduce the Purchase Price by an amount equal to the Allocated Value (or portion thereof allocable thereto) of the Title Defect Property, in which event, subject to Section 11.01(c), the Parties shall proceed to the Closing and the Title Defect Property shall be retained by the applicable Sellers as an Excluded Asset (and any other Title Defect Property that Sellers elect to retain pursuant to Section 4.05(d) or 4.08(b)(i)(A) shall also be Excluded Assets); or

(c)                                  cause Sellers to attempt to cure such Title Defect in accordance with Section 4.05.  Sellers shall attempt to cure the Title Defect described on Schedule 4.05(b).

Section 4.05                                           Curative Provisions.  The following shall apply with respect to each Title Defect that a Seller attempts to cure pursuant to Section 4.04(c) (each, a “Subject Defect”):

(a)                                 The Assets affected by each Subject Defect shall be conveyed to Buyer at the Closing; an amount equal to the Title Defect Amount of each Subject Defect (as asserted in good faith by Buyer, unless the Parties have otherwise agreed upon an amount) shall be deducted from amounts otherwise payable at the Closing; and at the

Closing, Buyer shall deposit such amount into an escrow account established with Escrow Agent pursuant to the terms of an escrow agreement in a form acceptable to Escrow Agent and reasonably acceptable to Buyer and the Seller Representative pending the curing or resolution of the applicable Subject Defect.

(b)                                 Such Seller shall have a ninety (90)-day period after the Closing within which to attempt to cure the Subject Defects; provided, however, that, (i) such Seller shall have one hundred and eighty (180) days following the Closing Date to attempt to cure any Subject Defect with respect to the matter described in Schedule 4.05(b) and (ii) if such Seller’s curative efforts with respect to a Subject Defect require the initiation of proceedings before a Governmental Authority, the applicable cure period with respect thereto shall be extended for so long as such proceedings are diligently pursued by such Seller until such proceedings are concluded pursuant to a final, non-appealable judgment or are otherwise finally resolved (the applicable cure period being hereinafter referred to as the “Cure Period”).  Buyer agrees to cooperate at such Seller’s cost and expense with the Seller Representative in connection with such Seller’s curative efforts, including in connection with any proceedings before a Governmental Authority.

(c)                                  In the event that a Seller believes in good faith that it has cured a Subject Defect within the Cure Period, the Seller Representative shall submit the applicable curative efforts to Buyer for approval (which approval shall not be unreasonably withheld).  Buyer shall be deemed to have approved such curative efforts in the event Buyer does not notify the Seller Representative of its objection to the same (and the reasons therefor) within ten (10) days after Buyer’s receipt thereof.  In the event Buyer so objects, such Seller shall have an additional period of ten (10) days within which to perform additional curative efforts to satisfy Buyer’s objections (and the Cure Period applicable thereto shall be extended accordingly).  In any event:  (i) except with respect to curative efforts that Buyer has been deemed to have approved, each Party retains the right to dispute whether or not a Subject Defect has been cured and whether or not a Subject Defect constitutes a Title Defect and/or the Title Defect Amount with respect to such Subject Defect, and (ii) any such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 4.08(b)(ii) and Section 4.08(b)(iii), which dispute resolution procedures must be initiated on or before ten (10) days after the end of the Cure Period.

(d)                                 Except for each Subject Defect that is submitted to arbitration pursuant to Section 4.05(c) (in which event the amount deposited in escrow with respect thereto, if any, shall remain in escrow pending resolution of the applicable Subject Defect), with respect to each Subject Defect that has neither been cured to Buyer’s reasonable satisfaction prior to the expiration of the Cure Period or waived by Buyer:  (i) if the remaining Title Defect Amount exceeds 50% of the Allocated Value for the Title Defect Property attributable to such Subject Defect, at Seller Representative’s option, exercisable at any time within ten (10) days after the end of the Cure Period or within three (3) days after the date the remaining Title Defect Amount is determined, whichever is later, the Seller Representative and Buyer shall instruct Escrow Agent to pay the amount deposited into escrow on account thereof to Buyer; and (ii) Buyer shall reconvey the portion of the Assets that are subject to such Subject Defect to the applicable Seller without warranty of title, except as to matters arising by, through or under Buyer; provided that if the escrowed amount is less than the Allocated Value for such reconveyed Assets, the applicable Seller will promptly pay the remainder of such Allocated Value to Buyer.  In connection with any such reconveyance, the Parties shall account to one another to place each Party in the position it would have been if the original conveyance had not taken place.  For all other Subject Defects subject to this Section 4.05(d), the Seller Representative and Buyer shall instruct Escrow Agent to pay the amounts deposited in escrow in respect of any portion of the Subject Defect that was cured to the applicable Seller, and pay the amounts deposited in escrow in respect of any portion of the Subject Defect that was not cured to Buyer, provided that if such escrowed amount is less than the amount to be paid to Buyer, the applicable Seller will promptly pay the remainder of such amount to Buyer.

(e)                                  With respect to each Subject Defect that has been cured in accordance with the provisions hereof prior to the expiration of the Cure Period, the Seller Representative and Buyer shall jointly instruct Escrow Agent to pay the amount deposited into escrow on account thereof to Sellers.

(f)                                   Anything herein to the contrary notwithstanding, if as a result of Sellers’ curative efforts and/or successful resolution of Title Defects pursuant to Section 4.08(b) or of Environmental Defects pursuant to Section 5.06, the sum of all Title Defect Amounts and Environmental Defect Amounts is reduced below the Defect Deductible, (i) the Seller Representative and Buyer shall jointly instruct Escrow Agent to pay to Sellers all remaining amounts deposited with Escrow Agent on account of Title Defects or Environmental Defects and (ii) Buyer shall pay to Sellers any amounts by which the Purchase Price was previously reduced on account of Title Defects or Environmental Defects to the extent such amounts have not been previously paid to Sellers.

Section 4.06                                           Title Benefits.

(a)                                 Should any Party discover any Title Benefit on or before the end of the Title Examination Period that would have a Title Benefit Amount greater than $50,000 in the aggregate, each Seller shall have the right, and Buyer shall have the obligation, to notify Buyer or the Seller Representative, as applicable, thereof on or before the end of the Title Examination Period, which notice shall include (i) a description of the Title Benefit(s), (ii) the Assets affected (each “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) documentation sufficient to reasonably support the asserted Title Benefit(s), and (v) the amount by which the asserting Party reasonably believes the Allocated Value of each Title Benefit Property is increased by the alleged Title Benefit(s) and the computations and information upon which such Party’s belief is based.

(b)                                 With respect to each Title Benefit Property reported under Section 4.06(a) for which the Title Benefit Amount is greater than $50,000 in the aggregate if the net revenue interest of the Title Benefit Property is greater than the net revenue interest stated on Exhibit C for Sellers and the working interest of the Title Benefit Property is not increased on a proportional basis more than the proportional increase in net revenue interest, then an amount equal to the product of the Allocated Value of the Title Benefit Property multiplied by a fraction, the numerator of which is the actual net revenue interest increase of Sellers and the denominator of which is the net revenue interest stated on Exhibit C for Sellers will be used solely to offset against any Title Defect Amounts that result in downward adjustments to the Purchase Price pursuant to Section 3.04(a)(iii).  All other Title Benefit Amounts shall be determined using the same considerations set forth in Section 4.08(a)(iv) for Title Defect Amounts.  The amount by which the Purchase Price is increased pursuant to the preceding sentence of this Section 4.06(b) on account of a Title Benefit shall be referred to herein as the “Title Benefit Amount.”

Section 4.07                                           Limitations.  Notwithstanding anything in this Agreement to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies available to Buyer for any Title Defect if the sum of all Title Defect Amounts and Environmental Defect Amounts does not exceed 2% of the Purchase Price (the “Defect Deductible”), (b) Buyer will only be entitled to one recovery for a matter which constitutes a Title Defect even if such matter breaches another provision of this Agreement, and (c) if the sum of all Title Defect Amounts and Environmental Defect Amounts exceeds the Defect Deductible, then any adjustments to the Purchase Price or other remedies provided by Sellers pursuant to Section 4.04 shall be applicable only to the portion thereof that exceeds the Defect Deductible.

Section 4.08                                           Title Defect Amount.

(a)                                 The Title Defect Amount resulting from a Title Defect shall be the aggregate amount by which the Allocated Value of each Title Defect Property affected by the applicable Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(i)                                     if Buyer and the Seller Representative agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)                                  if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)                               if the Title Defect represents a discrepancy between (i) the net revenue interest of Sellers for any Title Defect Property and (ii) the net revenue interest stated in Exhibit C for Sellers for such Title Defect Property, and there is a proportional decrease in Sellers’ working interest stated in Exhibit C for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such affected Title Defect Property multiplied by a fraction, the numerator of which is the actual decrease in net revenue interest from that stated in Exhibit C and the denominator of which is the net revenue interest stated in Exhibit C for Sellers;

(iv)                              if the Title Defect represents an obligation, encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated

Value of the Title Defect Property, the portion of the Title Defect Property (including the depths) affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and the Seller Representative and such other reasonable factors as are necessary to make a proper evaluation;

(v)                                 the Title Defect Amount with respect to each Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi)                              notwithstanding anything to the contrary in this Section 4.08 (except for Section 4.08(a)(ii), to which this clause (vi) will not apply), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon each Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(b)

(i)                                     If Buyer and the Seller Representative are unable to agree upon the Title Defect Amount under this Section 4.08, or the validity of a Title Defect or any cure thereof, and Sellers have not elected to cure such Title Defect pursuant to Section 4.04(c), the Parties shall proceed to the Closing and the following will apply:

(A)                               In the event that the unresolved portion of the Title Defect Amount asserted in good faith by Buyer in the Title Defect Notice with respect to such Title Defect exceeds fifty percent (50%) of the Allocated Value of the Title Defect Property, at Seller Representative’s option, exercisable at any time up to three (3) Business Days prior to the Closing, the Title Defect Property will be excluded from the Assets at Closing and treated as Excluded Assets for all purposes of this Agreement, and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property.

(B)                               For all other Title Defects subject to this Section 4.08(b) not excluded from the Assets pursuant to Section 4.08(b)(i)(A):

(I)  the Title Defect Property shall be conveyed to Buyer, the Purchase Price shall be reduced by an amount equal to the unresolved portion of the Title Defect Amount asserted in good faith by Buyer in the Title Defect Notice with respect to such Title Defect and such amount shall be paid by Buyer into an escrow account established with Escrow Agent pursuant to the terms of an escrow agreement in a form acceptable to Escrow Agent and reasonably acceptable to Buyer and the Seller Representative.

(II)  Such matter(s) will be exclusively and finally resolved by agreement, or by arbitration pursuant to this Section 4.08(b).

(III)  The amount deposited into escrow will remain there until the matter is exclusively and finally resolved by agreement, or by arbitration pursuant to this Section 4.08(b).

(ii)                                  With respect to any arbitration under this Section 4.08, there shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving Texas properties, as selected by mutual agreement of Buyer and the Seller Representative within fifteen (15) days after the Cure Period (in the case of arbitration pursuant to Section 4.05(c)) or the Closing Date (in the case of arbitration pursuant to this Section 4.08), and absent such agreement, by the Houston office of the American Arbitration Association (the “Title Arbitrator”).  The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.08(b).  The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon all Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 4.08(a) and elsewhere in this Article IV and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination.  Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including petroleum engineers.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts submitted by a Party and may not award damages, interest or penalties to any Party with respect to any matter.  Buyer and the Seller Representative shall each bear its own legal fees and other costs of presenting its case.  The Seller Representative shall bear one-half of the costs and expenses of the Title Arbitrator and Buyer shall bear the other half of such costs and expenses.  The Parties will implement the Title Arbitrator’s determination pursuant to Section 4.08(b)(iii).

(iii)                               Within three (3) days of the Title Arbitrator’s decision with respect to a Title Defect Property:

(A)                               if such Title Defect Property is included at Closing pursuant to Section 4.05(a), the provisions of Section 4.05(d) and Section 4.05(e), as applicable, will apply to such Title Defect Property; or

(B)                               if the Title Defect Property was included at Closing pursuant to Section 4.08(b)(i)(B), Seller Representative and Buyer shall instruct Escrow Agent to pay the amounts determined to be owed to the applicable Parties from the Escrow Defect Deposits.

Section 4.09                                           Special Warranty of Title.  The assignments delivered to Buyer at Closing will contain a special warranty of title from each Seller to Buyer warranting title to the Assets against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under such Seller, but not otherwise.

Section 4.10                                           Preferential Rights To Purchase.  Prior to the Closing, Sellers shall use commercially reasonable efforts to comply with all Preferential Rights relative to the sale of any of the Assets (provided that no Seller shall be required to provide consideration, incur any expense or undertake obligations to or for the benefit of the holders of the Preferential Rights, except to the extent Buyer has agreed in writing to provide or reimburse such consideration, incur or reimburse such expense or undertake such obligations upon the occurrence of Closing), and the transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preferential Rights.  In accordance with this Agreement and the applicable Contracts, promptly after the Execution Date, Sellers shall deliver written notices of the proposed transfer of any Asset subject to the Preferential Rights to the holders of such Preferential Rights.  The Seller Representative shall promptly notify Buyer if any Preferential Right is exercised or if the requisite period has elapsed without said right having been exercised.  If a Third Party who has been offered an interest in any Asset pursuant to a Preferential Right timely elects, prior to the Closing, to purchase such Asset pursuant to the aforesaid offer, and Sellers receive written notice of such election prior to Closing, the Asset or part thereof so affected will be eliminated from the Assets, the Purchase Price will be reduced proportionately by the Allocated Value attributable thereto and the Parties shall proceed to the Closing.  Otherwise the Assets shall be conveyed to Buyer at Closing subject to any Preferential Right applicable to the transactions that has not been waived.  If a Third Party elects to purchase any Asset pursuant to a Preferential Right applicable to the transactions after the Closing Date, Buyer shall be obligated to convey such Asset to such Third Party and shall be entitled to the consideration for the sale of such Asset.

Section 4.11                                           Consents to Assignment.  Prior to Closing, Sellers shall use commercially reasonable efforts to obtain all Consents (provided that no Seller shall be required to provide consideration, incur any expense or undertake obligations to or for the benefit of the holders of such Consents, except to the extent Buyer has agreed in writing to provide or reimburse such consideration, incur or reimburse such expense or undertake such obligations upon the occurrence of Closing).  Sellers shall deliver written requests for such Consents to the holders thereof.  If (a) Sellers fail to obtain a Consent three (3) days prior to  Closing and (b) the failure to obtain such Consent would cause the assignment of the Asset subject thereto to Buyer to be void or would materially affect the operation of such Asset or any other Asset, then the portion of the Assets subject to such failed consent shall constitute a Title Defect (without giving effect to the duration of the Title Examination Period, the requirements associated with the submission of Title Defect Notices, the Title Defect Threshold or the Defect Deductible) and Sellers and Buyer shall have the rights and remedies set forth in Section 4.04 and Section 4.08 with respect thereto.

ARTICLE V
ENVIRONMENTAL

Section 5.01                                   Environmental Examination Period.

(a)                                 Commencing on the date hereof and ending May 9, 2014, at 6:00 p.m. Houston, Texas time (the “Environmental Examination Period”), Sellers shall, subject to Third Party operator and surface owner approval (which, upon Buyer’s request, Sellers shall use commercially reasonable efforts to obtain, provided that Sellers shall not be required to provide consideration, incur any expense or undertake obligations to or for the benefit of the holders of such approval rights) and the provisions of Section 7.01, permit Buyer and/or its representatives, in a reasonable manner, at reasonable times and at Buyer’s sole risk, cost and expense, to conduct a Phase I ESA of the Assets; provided, however, that Buyer shall provide Seller Representative with at least two (2) Business Days’ notice prior to conducting any on-site inspections in connection with each such Phase I ESA; and provided, further, that each such Phase I ESA shall be limited to a visual inspection of the Assets (although Buyer may move dirt or ground coverings at the surface location to obtain such a visual inspection, subject to the requirements of subsection (f) below), it being understood that no soil or water tests, other samplings or borings thereof may be conducted without the Seller Representative’s prior consent.

(b)                                 In the event that Buyer’s Phase I ESA identifies actual or potential “recognized environmental conditions” with respect to any Asset, then Buyer may request (any such request, a “Phase II Request”) in writing the Seller Representative’s permission to conduct additional Phase II environmental property assessments to further assess such conditions.  Each Phase II Request will state with reasonable specificity (i) the actual or potential “recognized environmental conditions” identified and (ii) the proposed scope of the Phase II assessment, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities. The Seller Representative may, in its sole discretion, approve said Phase II environmental property assessment plan, in whole or in part, and Buyer shall not have the right to conduct any activities set forth in such plan until such time that the Seller Representative has approved such plan in writing. Any such approved Phase II environmental property assessment plan shall be conducted by a reputable environmental consulting or engineering firm.  The Seller Representative shall have the right to (x) condition any approval of said Phase II environmental property assessment plan on the provision of proof of satisfactory insurance and (y) if said plan is approved by the Seller Representative, have its representatives witness all on-site activities set forth in said Phase II environmental property assessment plan and split any samples collected in connection therewith.  If the Seller Representative does not provide its consent to any Phase II Request delivered in accordance with the above terms within two (2) Business Days of Buyer’s delivery of such request, Buyer may elect, at its sole election, to (A) submit the “recognized environmental conditions” identified in the Phase I ESA as the basis of an Environmental Defect pursuant to this ARTICLE V or (B) exclude the Asset (or portion thereof) for which consent is not provided from the Assets to be conveyed at Closing, in which case, such Asset (or portion thereof so affected) shall become an Excluded Asset, and at Closing, the Allocated Value of all Assets excluded pursuant to this Section 5.01(b) shall be deducted from amounts payable by Buyer to Sellers at the Closing.

(c)                                  Buyer agrees (i) to provide to the Seller Representative, upon request, a copy of any portion of any written environmental assessments of the Assets conducted by or on behalf of Buyer, including any reports, data and conclusions, to the extent such portion relates to an Environmental Defect described in any Environmental Defect Notice delivered by Buyer, and (ii) prior to Closing, to maintain the confidentiality of the information set forth in such assessments with respect to the Assets, except to the extent disclosure is required under applicable Law.

(d)                                 Each Party agrees that it will not (and will cause its officers and Affiliates not to) use any information obtained pursuant to this Section 5.01 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(e)                                  Buyer shall coordinate its environmental site assessments and physical inspections of the Assets with the Seller Representative to minimize any inconvenience to or interruption of the conduct of business by Sellers insofar as possible without interfering with Buyer’s ability to conduct a thorough examination of the Assets.  Buyer shall abide by Sellers’, and any Third Party operator’s, safety rules, regulations and operating policies (to the extent same have been previously provided to Buyer) while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets.

(f)                                   Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to any Seller or any of its Affiliates, (i) repair all damage done to the Assets in connection with Buyer’s due diligence in accordance with recognized industry standards or requirements of Third Party operators, (ii) restore the Assets to the approximate same or better condition than existed prior to commencement of Buyer’s due diligence, but limited to the full extent of any damage related to Buyer’s due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence.  Any disturbance to the Assets (including any real property, platform or other fixtures associated with the Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

Section 5.02                                           Environmental Defect.  An Asset shall be deemed to have an “Environmental Defect” if Buyer discovers that such Asset is subject to (a) a condition existing on or before the expiration of the Environmental Examination Period with respect to air, soil, subsurface, surface waters, ground waters and/or sediments that causes such Asset not to be in compliance with Environmental Law or any provision of any Lease addressing environmental issues, or the existence on or before the expiration of the Environmental Examination Period of any environmental pollution, contamination, degradation, damage or injury with respect to any Asset for which remedial or corrective action is required (or upon the passage of time will be required) under Environmental Laws or any provision of any Lease addressing environmental issues; and (b) with respect to which the Lowest Cost Response therefor is reasonably estimated to require an expenditure in excess of $50,000 in the aggregate; provided that (A) an Environmental Defect shall not be deemed to exist with respect to NORM in connection with in-

use equipment and (B) an Asset for which an SPCC is required, but is not in place, will, for the avoidance of doubt, constitute the basis of an Environmental Defect for purposes hereof.

Section 5.03                                           Notice of Environmental Defects.  To assert a claim for an Environmental Defect, Buyer must promptly notify the Seller Representative thereof prior to the expiration of the Environmental Examination Period.  To be effective, such notice (an “Environmental Defect Notice”) shall be in writing and shall include (a) a detailed description of the alleged Environmental Defect(s), (b) the Assets affected thereby (each, an “Environmental Defect Property”), (c) the value of each Environmental Defect Property (which shall be the Allocated Value thereof), (d) documentation sufficient to reasonably support the asserted Environmental Defect(s), including a separate specific citation of the provisions of Environmental Laws or Leases alleged to be violated and the related facts that substantiate such violation, (e) Buyer’s requirement(s) to cure such Environmental Defects(s), and (f) the amount which Buyer reasonably believes is the Lowest Cost Response to cure the alleged Environmental Defect(s) and the computations and information upon which Buyer’s belief is based.  Any matters that may otherwise constitute Environmental Defects (irrespective of the $50,000 threshold referenced in the definition thereof) but that are not specifically disclosed to the Seller Representative pursuant to an Environmental Defect Notice prior to the expiration of the Environmental Examination Period shall be deemed to have been waived by Buyer, except (i) as may otherwise be a breach of the representations and warranties of a Seller in Section 6.01(l) and/or Section 6.01(r), (ii) for Buyer’s rights in connection with Sellers’ indemnity obligations in item (b) of Section 12.03 to the extent applicable to the representations and warranties in Section 6.01(l) and/or Section 6.01(r), and (iii) for Buyer’s rights in connection with Sellers’ indemnity obligations in items (a), (c), (d), (e) or (f) of Section 12.03, in each case, which will not be affected or diminished by this waiver.

Section 5.04                                           Remedies for Environmental Defects.  Each Seller shall have the option, but not the obligation, to attempt to cure any Environmental Defect prior to the Closing.  Buyer agrees to reasonably cooperate with the Seller Representative with respect to any attempt by a Seller to cure any such Environmental Defect.  In the event that any Environmental Defect asserted prior to the expiration of the Environmental Examination Period is not cured on or before the third (3rd) Business Day prior to the Closing Date, then, subject to Section 5.06, the Seller Representative shall at its sole election (subject to the last sentence of this Section 5.04) for such Environmental Defect:

(a)                                 subject to Section 5.05, cause the Purchase Price to be adjusted downward by the Lowest Cost Response to cure such Environmental Defect (such adjustment being herein referred to as the “Environmental Defect Amount”); or

(b)                                 with respect to any Environmental Defect for which, in Buyer’s good faith judgment, the Environmental Defect Amount exceeds seventy-five percent (75%) of the Allocated Value for the Environmental Defect Property, cause the applicable Sellers to retain the Environmental Defect Property attributable to such Environmental Defect and reduce the Purchase Price by an amount equal to the Allocated Value (or portion thereof allocable thereto) of each Environmental Defect Property, in which event, subject to Section 11.01(c), the Parties shall proceed to the Closing, the Environmental Defect Property shall be retained by such applicable Sellers as an Excluded Asset.

Notwithstanding the foregoing, Buyer will have the right to cause such applicable Sellers to retain the Environmental Defect Property attributable to any Environmental Defect for which, in Buyer’s good faith judgment, the Environmental Defect Amount exceeds seventy-five percent (75%) of the Allocated Value thereof, and reduce the Purchase Price by an amount equal to the Allocated Value of such Environmental Defect Property, in which event, subject to Section 11.01(c), the Parties shall proceed to the Closing and the Environmental Defect Property shall be retained by such Sellers as an Excluded Asset.

Section 5.05                                           Limitations.  Notwithstanding anything in this Agreement to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies available to Buyer for any Environmental Defect if the sum of all Environmental Defect Amounts and Title Defect Amounts does not exceed the Defect Deductible, (b) Buyer will only be entitled to one recovery for a matter which constitutes an Environmental Defect even if such matter breaches another provision of this Agreement, (c) if the sum of all Environmental Defect Amounts and Title Defect Amounts exceeds the Defect Deductible, then any adjustments to the Purchase Price shall be applicable only to the portion thereof that exceeds the Defect Deductible and (d) Section 5.04 (as limited by this Section 5.05) shall, to the fullest extent permitted by applicable Law, but excluding (i) Section 6.01(l) and Section 6.01(r) and any remedies described in this Agreement for a breach of such Sections and (ii) Buyer’s rights in connection with Sellers’ indemnity obligations in item (b) of Section 12.03 with respect to Section 6.01(l) and Section 6.01(r), and (iii) Buyer’s rights in connection with Sellers’ indemnity obligations in items (a), (c), (d), (e) or (f) of Section 12.03, be the exclusive right and remedy of Buyer with respect to any Environmental Law, any other environmental matter with respect to the Assets or any Seller’s breach of any representation or warranty with respect to Environmental Laws, and Buyer waives any and all other rights, at Law or in equity, with respect thereto.

Section 5.06                                           Environmental Arbitrator.  If Buyer and the Seller Representative are unable to agree upon the Environmental Defect Amount with respect thereto, or the validity of such Environmental Defect, the Parties shall proceed to the Closing, the Environmental Defect Property will be excluded from the Assets at Closing, the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property and such amount shall be paid by Buyer into an escrow account established with Escrow Agent pursuant to the terms of an escrow agreement in a form acceptable to Escrow Agent and reasonably acceptable to Buyer and such Sellers. The amount deposited into escrow will remain there until the matter is exclusively and finally resolved by arbitration pursuant to this Section 5.06.  There shall be a single arbitrator, who shall be an attorney or environmental consultant with at least ten (10) years’ experience in environmental issues involving Texas oil and gas properties, as selected by mutual agreement of Buyer and the Seller Representative within fifteen (15) days after the Closing Date, and absent such agreement, by the Houston office of the American Arbitration Association (the “Environmental Arbitrator”).  The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 5.06.  The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon all Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in Article V and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination.  Additionally, the Environmental Arbitrator may consult with and engage disinterested third parties to advise the arbitrator.  The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Environmental Defect Amounts submitted by a Party and may not award damages, interest or penalties to any Party with respect to any matter.  Anything in this Section 5.06 to the contrary notwithstanding:  (a) Buyer may not introduce or otherwise use information obtained by Buyer after the date of the Environmental Defect Notice with respect to the Environmental Defect in dispute or its Environmental Defect Amount, and in no event may the Environmental Arbitrator consider or give weight to any such information, (b) Buyer may not assert any violation of Environmental Law that is not specified in the Environmental Defect Notice with respect to the Environmental Defect in dispute, and (c) the Environmental Defect Amount of an Environmental Defect may not exceed the amount thereof asserted in the Environmental Defect Notice with respect thereto.  Buyer and the Seller Representative shall each bear its own legal fees and other costs of presenting its case.  The Seller Representative shall bear one-half of the costs and expenses of the Environmental Arbitrator and Buyer shall bear the other half of such costs and expenses.  Within three (3) days of the Environmental Arbitrator’s decision, (i) Sellers shall convey the Environmental Defect Property to Buyer using the form of Assignment, (ii) the Allocated Value of the Environmental Defect Property shall be paid to Sellers from the Escrow Defect Deposits with respect thereto (subject to adjustment pursuant to Section 3.04 and as may be adjusted downward by the Environmental Defect Amount therefor, if any, determined pursuant to this Section 5.06) and (iii) the amount of any such downward adjustment shall be paid to Buyer from such Escrow Defect Deposits (provided that if the amount of such Escrow Defect Deposits is not sufficient to fund the payment of such downward adjustment amount to Buyer, Sellers shall directly pay the remaining amount of such adjustment to Buyer); provided, however, that Buyer will have the right (in lieu of receiving the Environmental Defect Property pursuant to the preceding clause) to forever exclude any such Environmental Defect Property from the transactions contemplated hereby in the event that, as a result of the Environmental Arbitrator’s decision, it is determined that the Environmental Defect Amount for the Environmental Defect Property exceeds seventy-five percent (75%) of the Allocated Value thereof.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.01                                           Representations and Warranties of Each Seller.  Each Seller severally represents and warrants to Buyer as follows:

(a)                                 Organization.  If such Seller is an entity, such Seller is duly formed, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its formation.  Parent is a direct Subsidiary of EnCap.  Operator is a wholly-owned Subsidiary of Parent.

(b)                                 Qualification.  If such Seller is an entity, such Seller is duly qualified to do business and, to the extent applicable, is in good standing in the State of Texas.

(c)                                  Authorization.  Such Seller has the power to enter into and perform this Agreement and each Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby.  If such Seller is an entity, the execution and delivery by such Seller of this Agreement and each Transaction Document to which it is or will be a party, and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite action by such Seller’s governing body and under its organizational or other governing documents.

(d)                                 Enforceability.  This Agreement has been, and each Transaction Document to which such Seller will be a party has been or will be when executed and delivered, duly executed and delivered by such Seller and constitutes (or will constitute) the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e)                                  Noncontravention.  Except for obtaining all required Consents, complying with all Preferential Rights or similar rights applicable to the transactions contemplated hereby and obtaining the release at the Closing of any mortgage or security interests upon the Assets securing such Seller’s credit facilities, neither the execution and the delivery of this Agreement or any Transaction Document to which such Seller is or will be a party, nor the consummation of the transactions contemplated hereby and thereby by such Seller will conflict with, violate or breach the terms of, cause a default under (with due notice or lapse of time or both), result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement, require any notice under or result in the creation of any Encumbrance (other than a Permitted Encumbrance) under:  (i) any applicable Law or any judgment, order, ruling or decree applicable to such Seller as a party in interest, (ii) if such Seller is an entity, the organizational documents or other governing documents of such Seller, or (iii) the terms or provisions of any Lease, Contract, note, bond, mortgage or indenture to which such Seller is a party or by which such Seller or any of the Assets may be subject or bound, except in the case of clause (iii) above where such conflict, violation, breach, default, acceleration, termination, modification, cancellation, notice or creation would not have a Material Adverse Effect.

(f)                                   Litigation.  Except for the litigation described on Schedule 6.01(f) (if any), there are no suits, actions, investigations, proceedings, arbitration, pending settlements, litigation or other legal proceedings before or by any Governmental Authority (each a “Proceeding”) to which such Seller or any of its Controlled Affiliates is a party or that are pending, and, in each case, where service of process has been made on such Seller or such Controlled Affiliate or to such Seller’s Knowledge, (i) otherwise pending or threatened against such Seller or any of its Controlled Affiliates or (ii) pending or threatened against any Third Party, in each case, that are attributable to the Assets or such Seller’s ownership, operation or use of the Assets.

(g)                                  Brokers’ Fees.  Such Seller and its Affiliates have no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any Transaction Document for which Buyer or any of its Affiliates will be liable or obligated.

(h)                                 Bankruptcy.  There are no bankruptcy, reorganization, receivership or arrangement proceedings pending or being contemplated by, or, to such Seller’s Knowledge, threatened against such Seller or any Controlled Affiliate of such Seller.

(i)                                     Taxes.

(i)                                     With respect to all Asset Taxes of such Seller, (1) all tax returns required to be filed by such Seller with respect to such Asset Taxes have been timely filed with the appropriate Governmental Authorities or have been legally extended, (2) such tax returns are true and correct in all material respects, (3) all taxes (whether or not reported on such tax returns) that have become due and payable have been timely paid in full, such that no Seller is delinquent in the payment of any such taxes, (4) there are no tax liens on such Seller’s interest in any of the Assets except for liens for taxes not yet due, (5) there is not currently in effect any extension or waiver of statute of limitations of any jurisdiction regarding the assessment or collection of such Asset Tax, and (6) there are no administrative or judicial proceedings pending against the Assets or against such Seller relating to or in connection with the Assets by any Governmental Authority with respect to such Asset Taxes.

(ii)                                  All withholding and deposit requirements imposed by applicable law with respect to any of the Assets have been satisfied in full in all material respects.

(iii)                               None of the Assets of such Seller is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(iv)                              Such Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(j)                                    Royalty Payments; Compliance with Leases.

(i)                                     Except as noted in Schedule 6.01(j), all royalties, rents, rentals, shut-in royalties, overriding royalties, production payments and other royalties with respect to production attributable to the interests in the Leases, Units and Wells held by such Seller that have become due and payable have been paid to the Persons entitled to such payments (other than royalties that such Seller or the applicable operator is entitled under applicable Law and the terms of the applicable Lease to withhold in escrow or suspense accounts).

(ii)                                  Neither such Seller nor any of its Controlled Affiliates is in breach of any material provision in any Lease or in default with respect to the performance of any material obligation of such Seller under the Leases, and, to such Seller’s Knowledge, no party to any Lease or any successor to the interest of such party has filed or has threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such Lease.

(k)                                 Hydrocarbon Sales; Imbalances.  Except as noted in Schedule 6.01(k), (i) such Seller is not obligated by virtue of:  (A) any prepayment arrangement under any Contract for the sale of Hydrocarbons that contains a “take or pay” or similar provision, (B) a production payment, or (C) any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from its interest in the Assets at some future time without then or thereafter receiving payment for the production commensurate with such Seller’s ownership in and to the Assets, (ii) such Seller is not (A) subject to any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from its interest in the Assets in excess of the Contract requirements and (B) obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to its interest in the Assets, (iii) such Seller’s interest in the Assets is not subject to any Imbalances, and (iv) proceeds from the sale of Hydrocarbons produced from or attributable to the Assets are being received by such Seller on a timely basis.

(l)                                     Environmental Matters.

(i)                                     With respect to the Assets, neither such Seller, any Controlled Affiliate of such Seller, nor, to such Seller’s Knowledge, any Third Party operator has entered into, and to such Seller’s Knowledge, none of such Seller, any Controlled Affiliate of such Seller and any Third Party operator is otherwise subject to, any agreements, consents, orders, decrees, judgments, licenses or Permit conditions, or other directives of any Governmental Authority based on any Environmental Laws that relate to the current or future use of any of the Assets and that require any remediation or other change in the present conditions of any of the Assets.

(ii)                                  Except as set forth in Schedule 6.01(l), neither such Seller, any Controlled Affiliate of such Seller, nor, to such Seller’s Knowledge, any Third Party operator has received any written notice of violation of any Environmental Laws or notice of potential Release from any Governmental Authority or other Person relating to the Assets owned by such Seller where such violation or Release has not been previously cured or otherwise remedied.

(iii)                               All material reports, studies, written notices from environmental Governmental Authorities, tests, analyses and other documents specifically addressing environmental matters related to such Seller’s ownership or operation of the Assets, which are in such Seller’s or its Controlled Affiliates’ possession or control, have been made available to Buyer.

(m)                             Compliance with Laws.  Except as otherwise noted on Schedule 6.01(m):

(i)                                     the Assets have been owned and operated in all material respects in accordance with all material Laws (other than Environmental Laws) of all Governmental Authorities having or asserting jurisdiction relating to the ownership and operation thereof, including the production of all Hydrocarbons attributable thereto;

(ii)                                  all necessary Permits with regard to the ownership or operation of the Assets operated by Operator and/or owned by such Seller have been obtained and no violations exist or have been recorded in respect of such Permits, and with respect to the Assets operated by Operator and owned by such Seller have been operated in all material respects in accordance with such Permits; and

(iii)                               neither such Seller nor such Seller’s Controlled Affiliates have received any written notice of any violation of any Laws or of any Permit in connection with the ownership and/or operation of the Assets that has not been corrected or settled, and there are no Proceedings pending or, to such Seller’s Knowledge, threatened in writing that might result in any material modification, revocation, termination or suspension of any Permit or which would require any material corrective or remedial action by such Seller or any Controlled Affiliate of such Seller.

Notwithstanding the foregoing, such Seller makes no representation or warranty in this Section 6.01(m) with respect to any matters relating to the environment or Environmental Law, which matters are covered solely by Section 6.01(l).

(n)                                 Contracts.  Schedule 6.01(n) lists all Material Contracts in effect as of the Effective Time and/or as of the Execution Date to which such Seller is a party or by which its interests in the Assets are bound.  Except as disclosed on Schedule 6.01(n), such Seller has paid or will pay prior to the Closing its portion of all costs due and payable by it under such Material Contracts, and all such Material Contracts are in full force and effect and constitute valid and binding obligations of such Seller.  Such Seller is not in material breach or default (and no situation exists that, with the passing of time or giving of notice would create a material breach or default) under any of such Material Contracts, and, to such Seller’s Knowledge, no material breach or default by any Third Party (or situation that, with the passing of time or giving of notice would create a material breach or default) exists.  Prior to the Execution Date, Sellers have provided to Buyer true and complete copies of each Material Contract and all amendments thereto.  Such Seller has not (and such Seller’s Controlled Affiliates have not) received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract.

(o)                                 Equipment.  To such Seller’s Knowledge, the Facilities included in the Assets and owned by such Seller has been maintained in operable repair, working order and operating condition and are suitable for the purposes for which such Assets were constructed or obtained or are currently being used.  To such Seller’s Knowledge, there is no out of service oil and gas equipment on the Lands in which such Seller owns an interest other than the Excluded Assets.

(p)                                 Payout Balances.  To such Seller’s Knowledge, Schedule 6.01(p) contains a complete and accurate list of the status of any “payout” balance, as of the date set forth in Schedule 6.01(p), for the Wells and Units subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms) in which such Seller owns an interest.

(q) Condemnation.  As of the Execution Date, to such Seller’s Knowledge, there is no Casualty/Condemnation Loss affecting any part of the Assets owned by such Seller.

(r)                                    Plugging and Abandonment.  Except as noted in Schedule 6.01(r), (i) such Seller has not abandoned, or agreed to abandon, any wells included in the Assets since the Effective Time, (ii) there are no wells that constitute a part of the Assets in respect of which such Seller or any Controlled Affiliate of such Seller has received an order from any Governmental Authority or other Person requiring that such wells be plugged and abandoned or that are dry holes or otherwise inactive wells (including any wells that are suspended or temporarily abandoned in accordance with applicable Law and the applicable Lease) and are located on the Lands in which such Seller owns an interest, other than wells that have been or will be prior to Closing properly plugged and abandoned in accordance with applicable Law.

(s)                                   Investment Company.  Such Seller is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended or (b) subject in any respect to the provisions of said act.

(t)                                    AFEs.  Schedule 6.01(t) contains a true and correct list as of the Execution Date of all material authorities for expenditures (collectively, “AFEs”) for capital expenditures with respect to the Assets in which such Seller owns an interest that have been proposed by any Person having authority to do so (including internal AFEs of Operator not delivered to Third Parties) or other commitment to make expenditures in respect of the ownership or operation of the Assets in an amount in excess of $100,000.  For the purposes of this Section 6.01(t), an AFE shall be material if, net to all Sellers’ interests, such AFE exceeds $100,000 and such AFE is currently valid and outstanding.

(u)                                 Drilling Obligations.  Except to the extent of those obligations previously fulfilled by Sellers or any of their predecessors, none of the Leases or Contracts contain express provisions obligating Sellers or their successors to drill any wells on the Properties (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

(v)                                 Bonds and Credit Support.  Schedule 6.01(v) lists all of the bonds, letters of credit and guarantees, if any, posted by such Seller or any of its Affiliates with Governmental Authorities and relating to the Assets (the “Bonds”).

(w)                               Debt Instruments.  Except as set forth on Schedule 6.01(w), the Assets are not bound or encumbered by any Debt Instrument.

(x)                                 Suspense Funds.  Schedule 10.06 sets forth a list of all funds held in Suspense Accounts and the reason they are being held in suspense, and the name or names of the parties claiming such funds or to whom such funds are owed.

(y)                                 Non-Consent Operations.  Such Seller has neither elected nor been deemed to have elected to “non-consent”, nor failed to participate in, the drilling or reworking of a well, any seismic program or any other operation which would cause such Seller or Buyer to suffer a penalty or lose or forfeit any interests in the Assets under any applicable operating agreement.

(z)                                  Controlled Affiliate Transactions.  There are no transactions or Contracts affecting any of the Assets between such Seller and any Controlled Affiliate of such Seller that will continue beyond or be binding on the Assets after Closing.

(aa)                          Hedges.  There are no futures, options, swaps or other derivatives with respect to the sale of Hydrocarbons from the Assets that are or will be binding on the Assets at any time between the Effective Time and the Closing.

(bb)                          Access.  Such Seller has a legal right of access to the entirety of all of the Leases and all of the Wells, and following the Closing, Buyer will have a legal right of access to the entirety of all of the Leases and all of the Wells.

(cc)                            Operatorship.  None of Sellers other than Operator operates any of the Wells.

(dd)                          Consents. Except as set forth on Schedule 6.01(dd), there are no Consents that would be applicable in connection with the transfer of the Assets (assuming the various limitations “to the extent assignable” or “to the extent transferable” are not present in the definition of “Assets” for this purpose) or the consummation of the transactions contemplated by this Agreement by Sellers.

(ee)                            Preferential Rights.  Schedule 6.01(ee) sets forth all Preferential Rights applicable to the transactions contemplated by this Agreement.

(ff)                              Wells.  Except as otherwise noted on Schedule 6.01(ff):

(i)                                     to such Seller’s Knowledge, all Wells have been drilled and completed within the limits permitted by all applicable Leases, Contracts and pooling or unit orders in all material respects; and

(ii)                                  to such Seller’s Knowledge, no Well is subject to penalties on allowables after the Effective Time because of overproduction.

None of the representations or warranties set forth in this Agreement shall be applicable to the Excluded Assets.

Section 6.02                                   Representations and Warranties of Buyer.  Buyer represents and warrants to Sellers as follows:

(a)                                 Organization.  Buyer is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.  Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted.

(b)                                 Qualification.  Buyer is duly qualified to do business and is in good standing in the State of Texas.

(c)                                  Authorization / Consents.  Buyer has the power to enter into and perform this Agreement and each Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and each Transaction Document to which it is or will be a party, and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite action by Buyer’s governing body and under its organizational or other governing documents.  Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, approval or permit from (regardless of the standard or condition that may be imposed for considering or granting the same) any Governmental Authority or other Third Party in order for Buyer to consummate the transactions contemplated by this Agreement (and the Assignment and Additional Assignments).

(d)                                 Enforceability.  This Agreement has been, and each Transaction Document to which Buyer will be a party has been or will be when executed and delivered, duly executed and delivered by Buyer and constitutes (or will constitute) the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e)                                  Noncontravention.  Except where same would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement, neither the execution and the delivery of this Agreement or any Transaction Document to which Buyer is or will be a party, nor the consummation of the transactions contemplated hereby or thereby by Buyer will conflict with, violate or breach the terms of, cause a default under (with due notice or lapse of time or both), result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under:  (i) any applicable Law or any judgment, order, ruling or decree applicable to Buyer as a party in interest, (ii) the organizational documents or other governing documents of Buyer, or (iii) the terms and provisions of any material contract, note, bond, mortgage or indenture to which Buyer is a party or by which Buyer or any of its assets may be subject or bound.

(f)                                   Litigation.  There are no Proceedings to which Buyer or any of its Controlled Affiliates is a party or that are pending against Buyer that would materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(g)                                  Brokers’ Fees.  Buyer and its Affiliates have no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller or any of its Affiliates will be liable or obligated.

(h)                                 Bankruptcy.  There are no bankruptcy, reorganization, receivership or arrangement proceedings pending or being contemplated by, or, to Buyer’s knowledge, threatened against Buyer or any Controlled Affiliate of Buyer.

(i)                                     Qualifications.  As of the Closing, Buyer will be qualified to own and assume operatorship of the Assets in all jurisdictions where such Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator.

(j)                                    Financing.  As of the Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable Buyer to pay the Adjusted Purchase Price to Sellers at the Closing and to pay all expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby.

(k)                                 Investment.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby:  (i) Buyer has conducted or will have conducted, to its satisfaction, its own independent investigation of the condition and operation of the Assets; and (ii) Buyer has solely relied on and will solely rely on (A) its own independent due diligence investigation of the Assets, (B) the provisions of this Agreement and each Transaction Document, and (C) its own expertise and legal, land, tax, engineering, and other professional counsel concerning this transaction, the Assets, and the value thereof.

(l)                                     Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act.  Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law.  Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities.

ARTICLE VII
PRE-CLOSING OBLIGATIONS

Section 7.01                                           Access.  BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS, THE SELLER INDEMNITEES AND EACH SELLER’S CONTRACTORS AND AGENTS FROM ANY AND ALL LIABILITIES RELATING TO PERSONAL INJURY, DEATH OR DAMAGE TO PHYSICAL PROPERTY WHICH MAY ARISE OUT OF BUYER’S INSPECTIONS OF THE ASSETS REGARDLESS OF ANY SELLER’S NEGLIGENCE OR FAULT (INCLUDING THOSE CLAIMS RESULTING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF A

SELLER OR ANY SELLER INDEMNITEE).  The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement.

Section 7.02                                           Confidentiality.  Buyer acknowledges that, pursuant to its right of access to the Files or the Assets, Buyer will become privy to confidential and other information of one or more Sellers and that such confidential information shall be held confidential by Buyer and Buyer’s representatives in accordance with the terms of the Confidentiality Agreement.  If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement and (b) the Excluded Assets).

Section 7.03                                           Dispositions of Assets.  During the Interim Period, no Seller shall, without the prior consent of Buyer, transfer, farmout, sell, encumber or otherwise dispose of its interest in any of the Assets (or agree to any of the foregoing), except for (a) sales and dispositions of Hydrocarbon production in the ordinary course of business, or (b) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment of an equivalent or better quality is obtained prior to Closing.

Section 7.04                                           Operations.  During the Interim Period, each Seller will (a) operate its business with respect to the Assets in the ordinary course of business consistent with such Seller’s past practices and, in any event, as a reasonable and prudent operator of Hydrocarbons interests, (b) maintain all material Permits and Bonds affecting its interest in the Assets, (c) use commercially reasonable efforts to maintain in full force and effect all Leases, easements and Contracts and comply with all express or implied covenants contained therein, (d) furnish Buyer with copies of all drilling, completion and workover AFEs within five days of receipt from Third Parties or generation by any Seller or Affiliate of Seller, (e) promptly notify Buyer of any material destruction of the Assets or of any written notice received by any Seller of any claim, demand, suit or proceeding with respect to the Assets, (f) solicit the approval of all non-operators with respect to Assets operated by Operator to appoint Buyer as the successor operator to Operator of such Assets, and (g) use commercially reasonable efforts to assist Buyer with respect to any permitting activities conducted by Buyer with respect to the Assets.  Further, during the Interim Period, each Seller will not, without Buyer’s prior consent, which consent will not be unreasonably withheld, conditioned or delayed, (i) propose, under any joint operating agreement, any operation with respect to the Assets reasonably expected to cost Sellers (or Buyer following Closing) in excess of $100,000; (ii) consent to any operation with respect to the Assets reasonably expected to cost Sellers (or Buyer following Closing) in excess of $100,000 that is proposed by any Third Party; (iii) terminate or materially amend any Material Contract, or enter into any Contract (or amend any existing Contract) that would be (or as amended, would be) a Material Contract; (iv) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with the Assets; (v) abandon any Well on any Lease capable of commercial production, or release or abandon all or any part of the Assets capable of commercial production, or release or abandon all or any portion of the Leases; (vi) voluntarily waive or release any material right with respect to any Asset or relinquish its position as operator of any Asset, commit to do any of the foregoing, except in each case of subsections (i) through (iii) above, where such operation is (A) in connection with an AFE listed in Schedule 6.01(t) or an operation listed in Schedule 7.04, (B) in response to an emergency (with respect to imminent damage to property, life or the environment), or (C) is necessary to maintain or prevent forfeiture of a Lease (or any portion thereof).  Buyer acknowledges that each Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other working interests owners who are not such Seller or an Affiliate of such Seller shall not constitute a breach of the provisions of this Section 7.04, nor shall any action required by a vote of working interest owners constitute such a breach so long as such Seller has voted its interest in a manner that complies with the provisions of this Section 7.04.

Section 7.05                                           Governmental Bonds.  Buyer acknowledges that none of the Bonds are transferable or are to be transferred to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for the Bonds, to the extent such replacements are necessary to permit the cancellation of the Bonds posted by any Seller and/or any of its Affiliates.  In addition, at or prior to Closing, Buyer shall deliver to the Seller Representative or Sellers evidence of the posting of such Bonds with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.

Section 7.06                                           Cooperation and Further Assurances.  Subject to the other provisions of this Agreement, the Parties will each use their commercially reasonable efforts to perform their obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to satisfy all conditions to their respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other representatives or designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement.  Notwithstanding anything to the contrary herein, to the extent that the transfer of an Asset or the disclosure of a contract, agreement or other information to Buyer in connection with this Agreement is subject to the approval of a Third Party, prior to the Closing, each Seller will use its commercially reasonable efforts to obtain such approval in connection with the transactions contemplated hereby (provided that no Seller shall be required to provide consideration, incur any expense or undertake obligations to or for the benefit of such Third Parties, except to the extent Buyer has agreed in writing to provide or reimburse such consideration, incur or reimburse such expense or undertake such obligations).

Section 7.07                                           Interim Tax Matters.  From and after the Execution Date and prior to the Closing Date, no Seller shall, in each case to the extent such action would materially adversely affect the Assets, make, change or revoke any tax election; change any annual accounting period; adopt or change any accounting method with respect to taxes; file any amended tax return; enter into any closing agreement; settle or compromise any tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Asset Taxes.

Section 7.08                                           Field Employees.  Buyer shall have the right, at any time, to solicit and make an offer of employment (as an employee, contractor or consultant) to the employees (including contractors and consultants) that are identified on Schedule 7.08, providing for a salary and benefits determined in Buyer’s sole discretion (each, a “Field Employee,” and each such offer, an “Employment Offer”).  No such Employment Offer shall become effective unless and until the Closing occurs.

Section 7.09                                           Financial Statements.

(a)                                 Sellers acknowledge that Buyer and/or its Affiliates may be required to include statements of revenues and direct operating expenses and/or other financial information relating to the Assets for one or more years or interim periods (collectively, the “Financial Statements”) in documents filed with the U.S. Securities and Exchange Commission (“SEC”) by Buyer and/or its Affiliates pursuant to the Securities Act of 1933, as amended (“Securities Act”), and that such Financial Statements may be required to be audited in accordance with GAAP and may need to comply with the requirements of one or more registration statements, reports or other documents (collectively, the “SEC Documents”) under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules set forth in Regulation S-X thereunder.  Sellers shall have no obligation to assist Buyer with preparation or delivery of or to provide or cause to be provided anything that is not required by the Securities Act or the Exchange Act and the rules set forth in Regulation S-X thereunder, and Buyer shall use commercially reasonable efforts to minimize the scope, periods and dates presented of financial statements and other information to be provided under this Section 7.08, including by promptly seeking waivers, exemptions or advice from the staff of the SEC.  From and after the Execution Date, Sellers will, and will use commercially reasonable efforts to cause their accountants, counsel, agents and other Third Parties to, assist Buyer in preparing and obtaining the Financial Statements.  Buyer shall be responsible for, and obligated to reimburse Sellers for, all reasonable Third Party costs and expenses incurred by Sellers associated with obtaining the Financial Statements.  Sellers shall provide Buyer reasonable access during normal business hours to such records (to the extent such information is available) and personnel of Sellers and their Controlled Affiliates and their respective accounting firms as Buyer may reasonably request to enable Buyer, and its representatives and accountants, to create and audit the Financial Statements.  Each Seller will use its commercially reasonable efforts to obtain representation letters and similar documents from applicable personnel of Sellers and their Controlled Affiliates as may be required in connection with the preparation and audit of the Financial Statements.

(b)                                 Sellers hereby consent to the inclusion or incorporation by reference of the Financial Statements in any SEC Document of Buyer or any of its Affiliates to be filed with the SEC.  Upon request of Buyer, Sellers agree to request the external audit firm that audits the Financial Statements (the “Audit Firm”) to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited Financial Statements in any such SEC Document.  Sellers shall (i) provide Buyer and Buyer’s independent accountants with access to management representation letters provided by Sellers to Sellers’ independent accountants and (ii) authorize Sellers’ Audit Firm to provide such Audit Firm’s audit work papers to Buyer and Buyer’s independent accountants.

Section 7.10                                           No Shop.  Sellers shall immediately cease and cause to be terminated any discussions or negotiations with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition.  Further, Sellers shall not, and shall not authorize or permit any of its Affiliates or any of their respective officers, directors, employees, representatives or agents to, and shall not resolve or propose to, directly or indirectly, (a) encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders) with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer which may lead to a Third Party Acquisition or (b) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person. Sellers shall not (and shall cause their respective Controlled Affiliates not to) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

Section 7.11                                           No Recourse for Financing Sources.  Notwithstanding anything herein to the contrary, each Seller agrees, on behalf of itself and each of its former, current or future officers, directors, managers, employees, member, partners, agents and other representatives and Affiliates (the “Seller Parties”) that Buyer’s Financing Sources, each other lender participating in the financing and each of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives and Affiliates and each of their successors and assigns (collectively, “Finance Related Parties”) shall be subject to no liability or claims to Seller Parties in connection with Buyer’s financing of the transactions contemplated by this Agreement or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise, IN EACH CASE, WHETHER ARISING, IN WHOLE OR IN PART, OUT OF COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE BY ANY FINANCE RELATED PARTY.  Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to this Section 7.11 (or amendment or modification with respect to any related definitions as they affect this Section 7.11) shall be effective without the prior written consent of each Financing Source or Finance Related Party and (b) each Financing Source and Finance Related Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 7.11.  Each of the Parties agrees that, Section 14.08 and Section 14.16 notwithstanding, this provision shall be interpreted, and any action relating to this provision, shall be governed by the laws of the State of New York.  This Section 7.11 is intended to benefit and may be enforced by the Financing Sources and the Finance Related Parties.

Section 7.12                                           Reserve Report.  Prior to the Closing, Sellers will use their commercially reasonable efforts to assist Buyer in obtaining a reserve report from a Third Party engineer relating to the Assets by providing Buyer applicable historical production information and other information reasonably requested by Buyer; provided all costs reasonably incurred associated with obtaining such Third Party reserve report, including any reasonable costs incurred by Sellers in providing Buyer with access to such historical production information, will be at Buyer’s sole expense.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01                                           Conditions to Sellers’ Obligations.  The obligations of Sellers to consummate the transactions provided for herein are subject, at the option of Sellers, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)                                 Representations.  The representations and warranties of Buyer set forth in this Agreement shall be, in the aggregate and not individually, true and correct in all material respects (but without regard to any materiality qualifiers contained therein) as of the Execution Date and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct on and as of such specified date, and the Seller Representative shall have received a certificate signed by Buyer to such effect.

(b)                                 Performance.  Buyer shall have performed or complied with all obligations, agreements and covenants contained in this Agreement, in each case, in all material respects as to which performance or compliance by Buyer is required prior to the Closing, and Buyer shall be ready, willing and able to perform, in all material respects, all obligations, agreements and covenants contained in this Agreement to be performed by Buyer on the Closing Date, and the Seller Representative shall have received a certificate signed by Buyer to such effect.

(c)                                  Pending Matters.  No suit, action or other proceeding (other than any such matter initiated by any Seller or an Affiliate of any Seller) shall be pending or threatened before any Governmental Authority that seeks to restrain, enjoin or otherwise prohibit or declare illegal, or seeking substantial damages in connection with, the consummation of the transactions contemplated by this Agreement.  No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

(d)                                 Execution and Delivery of Closing Documents.  Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to immediately deliver to Sellers, duly executed counterparts of the Assignment and all of the other documents described in Section 9.04, and Buyer shall be ready, willing and able to deliver to Sellers the Adjusted Purchase Price (less the Deposit and any Escrow Defect Deposits).

(e)                                  Performance Bonds.  Buyer shall have obtained, or caused to be obtained, in the name of Buyer, all Bonds required to be obtained by Buyer pursuant to Section 7.05.

Section 8.02                                           Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)                                 Representations.  The representations and warranties of Sellers set forth in this Agreement shall be, in the aggregate and not individually, true and correct in all material respects  (but without regard to any materiality qualifiers contained therein) as of the Execution Date and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct on and as of such specified date), and Buyer shall have received a certificate signed by each Seller to such effect.

(b)                                 Performance.  Each Seller shall have performed or complied with all obligations, agreements and covenants contained in this Agreement, in each case, in all material respects as to which performance or compliance by such Seller is required prior to the Closing Date, and Buyer shall have received a certificate signed by such Seller to such effect.

(c)                                  Pending Matters.  No suit, action or other proceeding (other than any such matter initiated by Buyer or an Affiliate of Buyer) shall be pending before any Governmental Authority that seeks to restrain, enjoin or otherwise prohibit or declare illegal, or seeking substantial damages in connection with, the consummation of the transactions contemplated by this Agreement.  No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

(d)                                 Execution and Delivery of Closing Documents.  Each Seller shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to immediately deliver to Buyer, duly executed counterparts of the Assignment and all of the other documents described in Section 9.03, and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by such Seller under Section 9.03.

(e)                                  Certain Contracts.  Sellers shall have obtained all required consents to assign the Contracts identified on Schedule 8.02(e).

ARTICLE IX
CLOSING

Section 9.01                                           Time and Place of Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article XI, and subject to the satisfaction or written waiver of the conditions set forth in Article VIII as to all Parties (other than conditions the fulfillment of which by their nature is to occur at the Closing), the sale by Sellers and the purchase by Buyer of the Assets pursuant to this

Agreement (the “Closing”) shall take place at the offices of Thompson & Knight LLP in Houston, Texas, at 10:00 a.m., Houston, Texas time.  The day on which the Closing occurs (the “Closing Date”) shall be June 3, 2014, or such earlier or later date as is mutually agreed by the Parties.  If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article VIII are not satisfied or waived at the time the Closing is to occur pursuant to this Section 9.01, then the Closing shall occur on a date that is the third Business Day after the satisfaction or waiver of all such conditions.

Section 9.02                                           Adjustments to Purchase Price at Closing.  Not later than five (5) Business Days prior to the Closing Date, the Seller Representative shall prepare and deliver to Buyer, based upon the best information available to the Seller Representative at such time, a preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth the Seller Representative’s good faith estimate of the Adjusted Purchase Price after giving effect to all adjustments to the Purchase Price set forth in Section 3.04, and reflecting each proposed adjustment to be made in accordance with this Agreement as of the date of preparation of the Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with (a) reasonable supporting information in Sellers’ or its Controlled Affiliates’ possession reasonably necessary for Buyer to verify such adjustments, (b) the designation of Sellers’ accounts for the wire transfer of funds as set forth in Section 9.04(b) and (c) the amount of the payment made by Buyer pursuant to Section 9.04(b) to which each Seller is entitled.  Within two Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller Representative in writing any objections or proposed changes thereto and Seller Representative shall consider all such objections and proposed changes in good faith.  The estimate agreed to by the Seller Representative and Buyer, or, absent such agreement delivered in the Preliminary Settlement Statement in accordance with this Section 9.02, will be the dollar amount to be paid by Buyer to Sellers at the Closing, subject to subsequent adjustments with respect to Title Defects (including any Consents treated as Title Defects pursuant to Section 4.11) and Environmental Defects as provided in this Agreement (to the extent not already reflected therein) and pursuant to Section 10.01.

Section 9.03                                           Actions of Sellers at Closing.  At the Closing, each Seller shall:

(a)                                 execute, acknowledge and deliver to Buyer the Assignment and Bill of Sale, substantially in the form of Exhibit D (the “Assignment”), and such other conveyances, assignments, transfers, bills of sale and other instruments, whether state or federal, in form and substance mutually agreed upon by Buyer and such Seller, as may be necessary or desirable to convey ownership, title and possession of the Assets owned by such Seller to Buyer (the “Additional Assignments”) (except as set forth in Section 10.03), in each case, in sufficient counterparts to facilitate recording in the applicable jurisdictions and/or with the applicable Governmental Authority;

(b)                                 deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that such Seller is not a “foreign person” within the meaning of the Code;

(c)           deliver to Buyer evidence that all lien releases from Sellers’ lenders of any Debt Instruments and any mortgages and terminations of any security interests (in each case) securing such Seller’s credit facilities to the extent burdening the Assets have been obtained, including releases of any related financing statements;

(d)           with respect to Operator and the Wells for which Operator is the designated operator, execute and deliver (or cause Operator to execute and deliver) to Buyer:  (i) a validly executed blanket transfer of P-4s designating Buyer as operator of the Wells with the Texas Railroad Commission and (ii) any other forms or documents required to (x) reflect Operator’s resignation as operator under any applicable operating agreement and (y) designate Buyer as operator of each such Well, in each case, executed by Operator or one or more of the other Sellers, as necessary;

(e)           execute and deliver to Buyer, on forms supplied by Buyer and reasonably acceptable to the Seller Representative, letters in lieu of transfer or division orders;

(f)            execute and deliver the Preliminary Settlement Statement; and

(g)           execute, acknowledge and deliver any other Transaction Documents that are required by other terms of this Agreement to be executed and/or delivered at the Closing.

Section 9.04    Actions of Buyer at Closing.  At the Closing, Buyer shall:

(a)           execute, acknowledge and deliver the Assignment and any Additional Assignments in each case, in sufficient counterparts to facilitate recording in the applicable jurisdictions and/or with the applicable Governmental Authority;

(b)           deliver to Sellers, to the account(s) designated in the Preliminary Settlement Statement, the Adjusted Purchase Price (and if paid to more than one account, allocated among such accounts as provided in the Preliminary Settlement Statement) as estimated in accordance with Section 9.02, by wire transfer as set forth in Section 3.01 (net of the Deposit and any Escrow Defect Deposits);

(c)           execute and deliver the Preliminary Settlement Statement;

(d)           deliver to Escrow Agent (by wire transfer in same day funds to the escrow account in which the Deposit is held), any Escrow Defect Deposits; and

(e)           execute, acknowledge and deliver any other Transaction Documents that are required by other terms of this Agreement to be executed and/or delivered at the Closing.

ARTICLE X
POST-CLOSING OBLIGATIONS

Section 10.01         Post-Closing Adjustments to Purchase Price; Disputes.

(a)           The Seller Representative shall prepare within 90 days after the Closing Date and furnish to Buyer a final accounting statement setting forth the final calculation of the Adjusted Purchase Price payable to Sellers based on the adjustments and pro-rating of any amounts provided for in Section 3.04 or elsewhere in this Agreement, including each Seller’s share thereof and showing the calculation of each such adjustment based on the actual credits, charges, receipts and other items before and after the Effective Time (the “Final Accounting Statement”), together with reasonable supporting documentation.  Buyer shall within thirty (30) days after receipt of the Final Accounting Statement deliver to the Seller Representative a written report (together with reasonable supporting documentation) containing any changes that Buyer proposes be made to such Final Accounting Statement (the “Dispute Notice”).  The Parties shall undertake to agree on the Final Accounting Statement and the final Adjusted Purchase Price reflected therein no later than one hundred fifty (150) days following the Closing Date.  During the foregoing periods of time, any Party may at its own expense audit any other Party’s books, accounts and records relating to production proceeds, operating expenses and taxes paid that may have been adjusted on account of this transaction.  Such audit shall be conducted so as to cause a minimum of inconvenience to the audited Party.  The occurrence of the Closing shall not relieve any Party of its obligation to account to the other Parties after the Closing with respect to amounts that are received or become due after the Closing and that are properly payable or chargeable to a Party pursuant to any provision of this Agreement.

(b)           If the Seller Representative and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and the Seller Representative shall, within ten (10) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty (20) pages or less and submit such summaries to an independent Big Four accounting firm to be mutually agreed by Buyer and the Seller Representative (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Accounting Statement and any other documentation such Party may desire to submit.  Within forty-five (45) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either the Seller Representative’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above.  The Accounting Arbitrator may not award damages or penalties to any Party.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Sellers and Buyer and will be enforceable against such Parties in any court of competent jurisdiction.  The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by the Seller Representative.  The Seller Representative and Buyer shall each bear its own legal fees and other costs of presenting its case.

(c)           Within thirty (30) days after the first to occur of (i) if Buyer does not deliver a Dispute Notice, the thirtieth (30th) day after Buyer’s receipt of the Final

Accounting Statement, or (ii) the date on which the Seller Representative and Buyer or the Accounting Arbitrator, as applicable, finally determines any disputed matters, (x) Buyer shall pay to Sellers (with such amounts allocated among the Sellers as so finally determined by the Seller Representative and Buyer or the Accounting Arbitrator, as applicable) the amount by which the final Adjusted Purchase Price exceeds the Adjusted Purchase Price paid at the Closing or (y) Sellers shall pay to Buyer the amount (with such amounts allocated among the Sellers as so finally determined by the Seller Representative and Buyer or the Accounting Arbitrator, as applicable) by which the Adjusted Purchase Price determined at Closing exceeds the final Adjusted Purchase Price, as applicable. All payments made or to be made under this Section 10.01 shall be by wire transfer of immediately available funds to a bank account or accounts specified by the owed party in writing to the owing party.

Section 10.02         Operation of the Assets After Closing.  It is expressly understood and agreed that none of Sellers or any of their respective Affiliates shall be obligated to continue operating any of the Assets after the Closing, and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing and promptly filing with Governmental Authorities all documents required in connection therewith, including those documents delivered pursuant to Section 9.03(d).  Sellers do not warrant or guarantee that Buyer will become the operator under any applicable joint operating agreements; however, each Seller will reasonably assist Buyer in its efforts to succeed Operator as operator of any Wells; provided that no Seller shall be required to provide consideration, incur any expense or undertake obligations to or for the benefit of Buyer except as specifically provided in this Agreement.

Section 10.03         Files and Data.  Each Seller shall make the Files and Data (including accounting Files and pay decks) in its possession available to Buyer for pickup within fifteen (15) days after the Closing.  Each Seller shall have the right to make and keep copies of the Files and the Data (subject to the terms of Section 10.05).

Section 10.04         Further Cooperation.  After the Closing, each Party, at the request of any other Party and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as another Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement; provided that the Party requesting any such information, documents or other acts and things shall, except as otherwise expressly provided in this Agreement, bear and be responsible for all costs and expenses associated with any such request.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets to be made by the proper Party hereunder.

Section 10.05         Confidentiality.  From and after the Closing for a period of eighteen (18) months, each Seller identified in Schedule 10.07(a) shall not, and shall cause their respective (i) Affiliates other than Specified Affiliates and (ii) Additional Obligated Persons not to:

(a)           disclose or permit to be disclosed any Confidential Information relating to the Assets, except for (i) disclosures required by Law or in connection with any Proceedings, (ii) information that has become part of the public domain through no action of any Seller identified on Schedule 10.07(a), its Affiliates or any of its Additional Obligated Persons after the Closing, (iii) information that is acquired independently from a Third Party representing that it has the right to disseminate such information, (iv) information disclosed pursuant to activities associated with securing capital and/or other financing commitments for Persons engaged in the upstream oil and gas industry, provided that all Persons to whom such Confidential Information is provided pursuant to this item (iv) execute a confidentiality agreement in form and substance customary to those used in the upstream oil and gas industry in connection with the disclosure of confidential information in such context, or (v) disclosures permitted in writing by the chief executive officer of Athlon Energy Inc. in response to a request for such permission made in writing by the Seller Representative (it being understood that such a request shall be responded to in a timely manner and that such permission shall not be unreasonably withheld); or

(b)           comment publicly on the transactions contemplated herein, except for (i) disclosures required by Law or in connection with any Proceedings, or (ii) disclosures permitted in writing by the chief executive officer of Athlon Energy Inc. in response to a request for such permission made in writing by the Seller Representative (it being understood that such a request shall be responded to in a timely manner and that such permission shall not be unreasonably withheld).

Section 10.06         Suspense Accounts.  At Closing, each Seller shall transfer to Buyer all funds held by such Seller, or such Seller’s rights to such funds if held by Third Parties, in remaining suspense related to proceeds of production and attributable to Third Parties’ interests in the Leases or Hydrocarbon production therefrom, including those funds listed in Schedule 10.06 and all other funds suspended under division orders and funds suspended for title and other defects (collectively the “Suspense Accounts”).  If such funds or rights to such funds are transferred to Buyer, Buyer agrees to administer all such accounts and assume all payment obligations relating thereto in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties and such obligations shall become part of the Assumed Obligations.

Section 10.07         Certain Acquisitions by Sellers.

(a)           If, at any time prior to the first anniversary of the Closing, (i) any Additional Obligated Person (in each case, an “Acquiring Party”), directly or indirectly acquires any interest in any oil, gas and/or mineral lease in the Restricted Area (an “Acquired Interest,” but limited to the portion of such interest included in the Restricted Area), whether by lease, sublease, purchase, farmout, acquisition of shares or other equity interests in an entity directly or indirectly owning the Acquired Interest or otherwise, the Acquiring Party shall, or the Seller to whom such Acquiring Party relates shall cause such Acquiring Party to, provide written notice (an “Offer Notice”) to Buyer.  Buyer shall have the right (but not the obligation) to acquire such Acquired Interest on the same terms and conditions that the Acquiring Party acquired the Acquired Interest.  It is understood that Assets excluded pursuant to the provisions of this Agreement shall not constitute Acquired Interests.

(b)           Buyer shall have a period of thirty (30) days after receipt of the Offer Notice to notify the Acquiring Party in writing whether it elects to acquire the Acquired Interest.  Failure of Buyer to give timely notice of such election shall be deemed an election not to acquire the Acquired Interest.  In the event any Acquiring Party fails to provide an Offer Notice with respect to any Acquired Interest, Buyer may provide notice to such Acquiring Party that it desires to acquire such Acquired Interest at any time after it learns of the acquisition of such Acquired Interest, and any such notice will be deemed to be a timely election to acquire such Acquired Interest.  If Buyer timely elects to acquire the Acquired Interest, then the Buyer and the Acquiring Party shall enter into agreements (and the Seller to whom such Acquiring Party relates shall cause such Acquiring Party to enter into such agreements) for the transfer of the applicable interest from the Acquiring Party to Buyer.  The Buyer and the Acquiring Party shall execute and deliver the applicable documents, including an assignment substantially in the form of the Assignment, and take such other actions as shall be reasonably required to accomplish the transfer promptly after Buyer’s exercise of its option (and the Seller to whom such Acquiring Party relates shall cause such Acquiring Party to take all such actions).  Any such Acquired Interest shall be deemed to be an Asset for all purposes of this Agreement.

Section 10.08    Indemnity Escrow.  In order to provide security for Sellers’ indemnification obligations under this Agreement, the Indemnity Escrow shall be held by Escrow Agent, and disbursed by Escrow Agent after the Closing in accordance with this Section 10.08 and the Escrow Agreement.  With respect to each claim for indemnification asserted by Buyer against Sellers pursuant to Section 12.03 or special warranty claim pursuant to the Assignment during the period from and after the Closing Date up to the date that is nine (9) months following the Closing Date (the “Escrow Termination Date”), upon final resolution or determination of such an indemnity or warranty claim by the Parties or in accordance with Section 12.11, as applicable, Buyer and Seller Representative shall jointly instruct Escrow Agent to disburse to Buyer the amount set forth in such joint instruction, which will be that portion of the Indemnity Escrow being held in the Indemnity Escrow account as would satisfy such finally resolved or determined indemnity or warranty claim, together with a pro rata portion of the then-accrued interest on the Indemnity Escrow.  On the Escrow Termination Date, Sellers shall, subject to the remainder of this sentence, be entitled to receive the Indemnity Escrow balance as of such time and such amount shall be automatically distributed to Sellers in the proportions requested by Seller Representative pursuant to the terms of the Escrow Agreement (and Buyer and the Seller Representative shall jointly instruct Escrow Agent to take any necessary actions in order to accomplish the foregoing); provided, however, that Sellers at such time shall not be entitled to, and Escrow Agent shall retain, any amounts necessary to satisfy any unresolved Claim Notices that have been timely delivered by Buyer in accordance with Section 12.11 (which amounts shall remain in the Indemnity Escrow until such Claim Notices are finally resolved).  If there are remaining amounts due by any Seller to Buyer pursuant to its indemnity obligations under Section 12.03 after the Indemnity Escrow balance is exhausted, then such amounts shall be promptly paid to Buyer by such Seller as they are agreed by the Parties or finally determined in accordance with the terms of this Agreement.  If there are any funds remaining in the Indemnity Escrow account after the resolution of all previously outstanding Claim Notices, then the Seller Representative and Buyer shall promptly jointly instruct Escrow Agent to release the remaining account balance to Sellers in the proportions requested by Seller Representative within three (3) Business Days of its receipt of such joint instruction.

Section 10.09         Tax Matters.

(a)           Each Seller shall promptly notify Buyer in writing upon receipt by such Seller of notice of any pending or threatened tax audits or assessments relating to the income, properties or operations of such Seller that reasonably may be expected to give right to a lien on the Assets.  Buyer shall promptly notify the Seller Representative and Sellers shall promptly notify Buyer in writing upon receipt of any pending or threatened tax audit or assessment challenging the allocation pursuant to Section 3.03.

(b)           Any payments made to any Party pursuant to Article XII shall constitute an adjustment of the Purchase Price for tax purposes and shall be treated as such by Buyer and each Seller on their tax returns to the extent permitted by Law.

ARTICLE XI
TERMINATION

Section 11.01         Right of Termination.  This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:

(a)           by mutual consent of Buyer and the Seller Representative;

(b)           by either Buyer or the Seller Representative if the Closing shall not have occurred on or before July 2, 2014; provided, however, that Buyer may not so terminate this Agreement if Buyer is at such time in material breach of this Agreement and that the Seller Representative may not so terminate this Agreement if any Seller is at such time in material breach of this Agreement;

(c)           by either Buyer or the Seller Representative if the sum of the following (without duplication of any amounts) exceeds 20% of the Purchase Price: (i) Title Defect Amounts raised by Buyer pursuant to a Title Defect Notice and not cured or waived in writing prior to the Closing Date, without duplication of any amounts already addressed pursuant to clause (iii) below as a result of the subject Asset being excluded from the transactions contemplated by this Agreement; (ii) Environmental Defect Amounts raised by Buyer pursuant to an Environmental Defect Notice and not cured or waived in writing prior to the Closing Date, without duplication of any amounts already addressed pursuant to clause (iii) below as a result of the subject Asset being excluded from the transactions contemplated by this Agreement; (iii) the Allocated Values of the Assets excluded from the transactions contemplated pursuant to the terms of this Agreement (including Section 4.04(b), Section 4.05, Section 4.08(b), Section 4.10, Section 5.01(b), Section 5.04(b) and Section 5.06); and (iv) Casualty/Condemnation Losses affecting the Assets prior to the Closing Date;

(d)           subject to Section 13.02, by either Buyer or the Seller Representative if the Casualty/Condemnation Losses exceed 20% of the Purchase Price; or

(e)           by any Party if any court or Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein.

Section 11.02         Effect of Termination.  In the event that the Closing does not occur as a result of any Party exercising its right to terminate this Agreement pursuant to Section 11.01, as applicable then, except as provided in Section 3.02 and except for the provisions of Section 1.01, Section 1.02, Section 7.01, Section 7.02, this Section 11.02, Section 12.05, Section 12.07, Section 12.09, Section 13.01 and Article XIV (other than Section 14.01, 14.02 and 14.07), this Agreement shall thereafter be null and void and no Party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any Party from Liability for any willful breach of its covenants or agreements hereunder; provided that, anything in this Agreement to the contrary notwithstanding, the retention of the Deposit shall be Sellers’ sole and exclusive remedy as provided in Section 3.02 and shall constitute full and complete satisfaction of any and all damages Sellers may have against Buyer (excluding under Section 7.01 and under the Confidentiality Agreement).  If any Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled; provided, however, and notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any indirect, consequential, punitive or exemplary damages, or damages for lost profits of any kind or loss of business opportunity.  Upon such termination, each Seller shall be free to immediately enjoy all rights of ownership and to sell, transfer, encumber or otherwise dispose of its interest in the Assets to any other Person without any restriction under this Agreement.

ARTICLE XII
ASSUMPTION AND INDEMNIFICATION

Section 12.01         Assumption and Indemnity.  From and after the Closing, but without limiting Buyer’s rights to indemnity under this Agreement (including Section 12.03) or Buyer’s rights under any other express provision hereof, Buyer assumes and agrees to pay, perform and discharge all obligations and Liabilities with respect to the Assets regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including:

(i)            all obligations (whether arising by Law or by contract) to properly plug and abandon all Wells and dismantle, decommission or remove all personal property, fixtures and related equipment included in the Assets and now located on the Lands covered by or attributable to the Leases, Wells or other Assets or hereafter placed thereon, and all such obligations to cleanup and restore such lands;

(ii)           all Liabilities attributable to the Assets arising from, attributable to or alleged to be arising from or attributable to, a violation of, or the failure to perform any obligation imposed by, any Environmental Law;

(iii)          all obligations applicable to the lessee under any of the Leases; and

(iv)          any obligations or Liabilities arising out of Section 10.05.

All such assumed obligations and Liabilities described above in this Section 12.01 being hereinafter collectively referred to as the “Assumed Obligations”; provided, however, that Buyer does not assume (and the Assumed Obligations hereunder shall not include) any Retained Liabilities.

Section 12.02         Indemnification by Buyer.

(a)           Effective as of Closing, Buyer hereby defends, releases, indemnifies and holds harmless each Seller and all of its Affiliates, and all of their respective members, shareholders, partners, officers, directors, employees, agents, representatives, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Liabilities (whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder) caused by, arising from, attributable to or alleged to be caused by, arising from or attributable to (i) the Assumed Obligations, (ii) the breach by Buyer of any of its representations or warranties contained in Section 6.02 of this Agreement or in any certificate furnished by or on behalf of Buyer in connection with this Agreement, (iii) the breach by Buyer of its covenants or agreements contained in this Agreement, provided that Buyer has no obligation to indemnify any Seller Indemnitee for any Liability for which Sellers are obligated to indemnify the Buyer Indemnitees pursuant to Section 12.03 and (iv) incorporation of the Financial Statements (and the information reflected therein) into the SEC Documents (except to the extent of any material misstatement therein or material omission therefrom attributable to any Seller or Controlled Affiliate of a Seller).  Notwithstanding anything to the contrary above, no Specified Affiliate of any Seller shall be entitled to indemnification for the matters described in item (i) above, and no agent or representative of any Seller (including any auditor) will be entitled to indemnification for the matters described in item (iv) above.

(b)           In addition to the indemnities set forth in Section 12.02(a), but subject to Sellers’ retention of the Retained Liabilities and any rights Buyer may have following the Closing with respect to any Environmental Defect pursuant to Section 5.06 and any breach of the provisions of Section 6.01(l) and Section 6.01(r), effective as of the Closing, Buyer and its successors and assigns shall assume (as part of the Assumed Obligations), be responsible for, shall pay on a current basis and hereby defend, indemnify, hold harmless and forever release the Seller Indemnitees from and against any and all Liabilities arising from, based upon, related to or associated with any environmental condition or other environmental matter related or attributable to the Assets, regardless of whether such Liabilities arose prior to, on or after the Effective

Time, including the presence, disposal or removal of any Hazardous Materials or other material of any kind in, on or under the Assets and including any Liability of any Seller Indemnitees with respect to the Assets under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et. seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et. seq.), the Clean Water Act (33 U.S.C. §§ 466 et. seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et. seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et. seq.) as amended, the Clean Air Act Amendments of 1990 and all state and local Environmental Laws, provided that Buyer has no obligation to indemnify any Seller Indemnitee for any Liability for which Sellers are obligated to indemnify the Buyer Indemnitees pursuant to Section 12.03.

Section 12.03         Indemnification by Sellers.  From and after Closing, each Seller hereby severally defends, indemnifies and holds harmless Buyer and all of its Affiliates, and all of their respective members, shareholders, partners, officers, directors, employees, agents, representatives, attorneys, subsidiaries, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Liabilities (whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder) caused by, arising from or attributable to or alleged to be caused by, arising from or attributable to (a) the Excluded Assets owned by such Seller (including the ownership, use and operation thereof), (b) the breach by such Seller of any of its representations or warranties contained in Section 6.01 of this Agreement or in any certificate furnished by or on behalf of such Seller in connection with this Agreement, (c) the breach by such Seller of any of its covenants or agreements contained in this Agreement, (d) the actions, suits or proceedings, if any, described in Schedule 6.01(f), (e) the continuing responsibility of such Seller under Section 2.04, and (f) the Retained Liabilities.  In the event one or more Buyer Indemnitees is entitled to indemnification from Sellers pursuant to the terms of this Section 12.03, and in such case the breach or other Liability giving rise to such right to indemnification is not specific to a particular Seller or a particular Seller’s interest in the Assets, the Parties acknowledge and agree that any such Liabilities with respect to such breach and/or indemnification shall be based on each Seller party’s proportionate share of the Assets (determined based on the same proportions as the Purchase Price, prior to any adjustment thereto, is distributed among Sellers as certified in writing by the Seller Representative).  Notwithstanding anything to the contrary above, no Specified Affiliate of Buyer shall be entitled to indemnification for the matters described in items (a) or (f) above.

Section 12.04         Limitations.  Notwithstanding anything herein to the contrary:  no Seller shall incur or have any liability to indemnify the Buyer Indemnitees under Section 12.03(b) (except with respect to breaches of any Fundamental Representations or breaches of the representations and warranties contained in Section 6.01(i) or Section 6.01(j)(i) (to the extent such breaches of Section 6.01(j)(i) arose during the period which the Assets have been owned by a Seller)) unless (a) the individual amount of any Liability subject to indemnification is greater than or equal to $100,000 and (b) where the aggregate total of all such Liabilities for which all Sellers are liable under this Agreement (after the application of the provisions of clause (a) above) equals or exceeds 2% of the Purchase Price (the “Indemnity Deductible”).  In the event that the sum of all such Liabilities exceeds the Indemnity Deductible, then such Seller’s obligation to indemnify the Buyer Indemnitees shall be applicable only to the portion thereof that exceeds the Indemnity Deductible.  For avoidance of doubt, no Seller will have any obligation or Liability to Buyer Indemnitees under this Article XII for amounts for which a downward adjustment was made to the Purchase Price pursuant to Section 3.04.  For the sole purpose of determining whether the amount of any Liability with respect to a claim for indemnification associated with a breach of representation or warranty hereunder exceeds the individual $100,000 threshold or collectively with all other claims, the Indemnity Deductible, any dollar thresholds or materiality or Material Adverse Effect qualifiers in such representations and warranties shall be disregarded.  Sellers’ aggregate liability under Section 12.03(b) for breaches of representations and warranties (other than breaches of Fundamental Representations and breaches of the representations and warranties contained in Section 6.01(j)(i) (to the extent such breaches of Section 6.01(j)(i) arose during the period which the Assets have been owned by any Seller)) shall be limited to ten percent (10%) of the Purchase Price.

Section 12.05         Negligence and Fault.  THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT (INCLUDING SECTION 12.02 AND SECTION 12.03) SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF:  (A) STRICT LIABILITY, (B) THE VIOLATION OF ANY LAW OR OTHER FAULT BY SUCH INDEMNITEE OR AS A RESULT OF A PRE-EXISTING CONDITION, OR (C) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH INDEMNITEE (BUT EXPRESSLY EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE).  BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT IS CONSPICUOUS.

Section 12.06         Exclusive Remedy.

(a)           From and after the Closing, subject to Section 12.06(c), it is the intention of the Parties that this Article XII shall govern the allocation of risks and Liabilities between Buyer and each Seller except to the extent that it is expressly stated (whether elsewhere in this Article XII or in some other Article of this Agreement) that the provisions of such other Article (or part thereof) shall control over the terms of this Article XII.

(b)           Notwithstanding anything to the contrary contained in this Agreement (other than Section 12.06(c)), from and after Closing, this Article XII contains the Parties’ exclusive remedy against each other with respect to breaches of the representations and warranties contained in Sections 6.01 and 6.02 of this Agreement and the covenants and agreements of the Parties contained in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in any certificate delivered by each Party at Closing.

(C)          The provisions of Section 12.06(a) and Section 12.06(b) shall in no way limit the Parties’ rights and remedies under the provisions of Article IV or Article V, to the extent that such rights and/or remedies may be exercisable or otherwise applicable from and after the Closing in accordance with the terms thereof.

Section 12.07                            Expenses.  Notwithstanding anything herein to the contrary, the foregoing defense, release, indemnity and hold harmless obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses and legal and accounting expenses, incurred by such Party in negotiating this Agreement and consummating the transactions contemplated by this Agreement.

Section 12.08                            Survival.  The representations and warranties of each Seller in Section 6.01 (other than the Fundamental Representations and the representation and warranty in Section 6.01(j)(i)) shall survive until the Escrow Termination Date, the Fundamental Representations shall survive the Closing without time limit and the representation and warranty in Section 6.01(j)(i) shall survive the Closing for two years.  Representations and warranties shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation or warranty prior to its expiration date.  Subject to the foregoing, the remainder of this Agreement shall survive the Closing without time limit; provided, however, that the indemnities in Section 12.03(b) shall terminate as of the termination date of each respective representation or warranty that is subject to indemnification pursuant thereto (except in each case as to matters for which a bona fide claim was asserted pursuant to this Agreement with respect to such a representation or warranty prior to its expiration date).

Section 12.09                            Non-Compensatory Damages.  NONE OF THE BUYER INDEMNITEES NOR SELLER INDEMNITEES SHALL BE ENTITLED TO RECOVER FROM ANY SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS, OF ANY KIND, OR LOSS OF BUSINESS OPPORTUNITY, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES), IF OTHERWISE SUBJECT TO AN INDEMNITY HEREUNDER, SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.  SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNITEES, AND EACH SELLER, ON BEHALF OF EACH OF SELLER INDEMNITEES OF SUCH SELLER, WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10                            Disclaimer of Application of Anti-Indemnity Statutes.  The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

Section 12.11                            Indemnification Actions.  All claims for indemnification under this Article XII and Section 7.01 shall be asserted and resolved as follows:

(a)                                 For purposes of this Agreement, the term “Indemnitor” when used in connection with particular Liabilities shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Liabilities pursuant to this Agreement, and the term “Indemnitee” when used in connection with particular Liabilities shall mean a Person having the right to be indemnified with respect to such Liabilities pursuant to this Agreement.

(b)                                 To make a claim for indemnification under this Article XII or Section 7.01, an Indemnitee shall notify the Indemnitor of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnitee (a “Claim”), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnitee to give notice of a Claim as provided in this Section 12.11 shall not relieve the Indemnitor of its obligations under this Article XII except to the extent (and only to the extent of such incremental Liabilities incurred) such failure results in insufficient time being available to permit the Indemnitor to effectively defend against the Claim or otherwise prejudices the Indemnitor’s ability to defend against the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)                                  In the case of a claim for indemnification based upon a Claim, the Indemnitor shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnitee whether or not it admits or denies its liability to indemnify and defend the Indemnitee against such Claim under this Article XII at the sole cost and expense of Indemnitor.  The Indemnitee is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnitor and that is not prejudicial to the Indemnitor.

(d)                                 If the Indemnitor admits its liability to indemnify the Indemnitee, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.    The Indemnitor shall have full control of such defense and proceedings, including any compromise or settlement thereof (subject to the remainder of this Section 12.11(d)).  If requested by the Indemnitor, the Indemnitee agrees to cooperate in contesting any Claim which the Indemnitor elects to contest (provided, however, that the Indemnitee shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnitee may participate in, but not control, at its sole cost and expense, any defense or settlement of any Claim controlled by the Indemnitor pursuant to this Section 12.11.  An

Indemnitor shall not, without the written consent of the Indemnitee, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnitee’s Liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnitee from all Liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnitee (other than as a result of money damages covered by the indemnity).

(e)                                  If the Indemnitor (x) does not agree to indemnify the Indemnitee within the thirty (30) day period specified in Section 12.11(c), (y) fails to give notice to the Indemnitee within such thirty (30) day period regarding its election or (z) admits its liability to indemnify but fails to diligently defend or settle the Claim, then (in each case) the Indemnitee shall have the right to defend against the Claim at the sole cost and expense of Indemnitor with counsel of the Indemnitee’s choosing; provided, however, that the Indemnitee shall make no settlement, compromise, admission or acknowledgment that would give rise to Liability on the part of any Indemnitor without the prior written consent of such Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)                                   In the case of a claim for indemnification not based upon a Claim, the Indemnitor shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liability complained of, (ii) agree to indemnify the Indemnitee for such Liability, or (iii) dispute the claim for such Liability.  If such Indemnitor does not respond to such Claim Notice within such thirty (30) day period, such Person will be deemed to dispute the claim for Liability.

(g)                                  For purposes of this Section 12.11, and notwithstanding anything to the contrary in this Agreement, Buyer and its Buyer Indemnitees shall be entitled to deal exclusively with the Seller Representative (for and on behalf of itself and any Seller) in connection with the above described procedures.

ARTICLE XIII
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 13.01                            Disclaimers of Representations and Warranties.

(a)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT, AND IN THE ASSIGNMENT, AND ADDITIONAL ASSIGNMENT AND ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING, (I) NO SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II) EACH SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR,

EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF ANY SELLER OR ANY OF ITS AFFILIATES).

(b)                                 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT, AND IN THE ASSIGNMENT AND ANY ADDITIONAL ASSIGNMENT AND ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ANY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)                                  EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT AND IN THE ASSIGNMENT, ANY ADDITIONAL ASSIGNMENT AND IN ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING, EACH SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLERS THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT, AND IN THE ASSIGNMENT, ANY ADDITIONAL ASSIGNMENT AND IN ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING, THE ASSETS SHALL BE CONVEYED TO BUYER IN

THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)                                 OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 6.01(L) OR SECTION 6.01(R) OF THIS AGREEMENT AND ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING, NO SELLER HAS MADE OR WILL MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS SALE OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.  SUBJECT TO BUYER’S RIGHTS UNDER ARTICLE V AND ARTICLE XII OF THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS,” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER SHALL BE DEEMED TO HAVE MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(e)                                  THE PROVISIONS OF THIS SECTION 13.01, TOGETHER WITH THE LIMITED REMEDIES PROVIDED IN ARTICLE XII, WERE SPECIFICALLY BARGAINED FOR BETWEEN BUYER AND SELLERS AND WERE TAKEN INTO ACCOUNT BY BUYER AND SELLERS IN ARRIVING AT THE PURCHASE PRICE.  BUYER SPECIFICALLY REPRESENTS AND AGREES THAT IT IS NOT RELYING UPON AND HAS NOT RELIED UPON ANY REPRESENTATIONS AND WARRANTIES OF A SELLER OR THE REPRESENTATIVES OF A SELLER EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SUCH SELLER IN SECTION 6.01 OF THIS AGREEMENT AND IN THE ASSIGNMENT, ANY ADDITIONAL ASSIGNMENT AND IN ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING BY SUCH SELLER.  BUYER ACKNOWLEDGES AND AGREES THAT THE FOREGOING DISCLAIMER IS THE RESULT OF ARM’S-LENGTH NEGOTIATION, THAT BUYER IS SOPHISTICATED AND KNOWLEDGEABLE ABOUT BUSINESS MATTERS AND WAS REPRESENTED BY COUNSEL, THAT THIS DISCLAIMER IS NOT BOILERPLATE AND THAT THIS DISCLAIMER IS TO BE A CLEAR, UNEQUIVOCAL AND EFFECTIVE DISCLAIMER OF RELIANCE UNDER TEXAS LAW.

(f)                                   SELLERS AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 13.01 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 13.02                            Casualty/Condemnation Loss.

(a)                                 Except as set forth in Sections 13.02(b) and (c), Buyer hereby assumes all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until Closing, including for production of Hydrocarbons through normal depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well), the depreciation of personal property due to ordinary wear and tear or any diminution of value resulting from industry-wide or regional fluctuation in markets or economies.

(b)                                 If, after the Execution Date but prior to the Closing, any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation under the right of eminent domain or if proceedings for such purposes shall be pending or threatened (each, a “Casualty/Condemnation Loss”), and the loss as a result of such individual Casualty/Condemnation Loss exceeds twenty percent (20%) of the Purchase Price, Buyer shall not be required to close the transactions contemplated by this Agreement.  Should Buyer elect to close the transactions contemplated by this Agreement, the Seller Representative and Buyer shall agree in writing prior to Closing, either (i) to cause the Assets affected by any such Casualty/Condemnation Loss to be repaired, restored or replaced, as applicable, to at least its condition prior to such Casualty/Condemnation Loss, at Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to treat such Casualty/Condemnation Loss as a Title Defect with respect to the affected Asset or Assets under Section 4.04 (but without regard to the limitations of Section 4.07). In each case, Sellers shall retain all rights to insurance and other claims against Third Parties with respect to the Casualty/Condemnation Loss except to the extent the Parties otherwise agree in writing.

(c)                                  If, after the Execution Date but prior to the Closing, any portion of the Assets is subject to a Casualty/Condemnation Loss, and the loss as a result of such individual Casualty/Condemnation Loss is twenty percent (20%) or less of the Purchase Price, Buyer shall nevertheless be required to close the transactions contemplated by this Agreement and Sellers shall, at Closing, reduce the Purchase Price in an amount equal to the Allocated Value of the Asset affected by the Casualty/Condemnation Loss. If Buyer agrees, Sellers shall in lieu of a Purchase Price reduction contemplated above, pay to Buyer and assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (other than Affiliates of Sellers that are not Specified Affiliates of Sellers, and its and their directors, officers, employees and agents) arising out of the Casualty/Condemnation Loss.

ARTICLE XIV
MISCELLANEOUS

Section 14.01                            Transfer Taxes.  All sales, use or similar taxes (other than taxes on gross income, net income or gross receipts) incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.  Buyer and each Seller shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such taxes.

Section 14.02                            Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, Buyer shall (a) record the Assignment of the Assets and any Additional Assignments of the Assets executed at Closing in all applicable real property records and at the offices of all relevant Governmental Authorities, and (b) send notices to vendors supplying goods and services for the Assets of the assignment of such Assets to Buyer and, if applicable, the designation of Buyer as the operator thereof.

Section 14.03                            Entire Agreement; Conflicts.  This Agreement, the Transaction Documents and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.  No supplement, amendment, alteration, modification or termination of this Agreement shall be binding unless executed in writing by each of the Parties and specifically referencing this Agreement as being supplemented, amended, altered, modified or terminated.  IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 14.03.

Section 14.04                            Waiver.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  Except as provided in the preceding sentence, no waiver of any of the provisions of this Agreement or rights hereunder shall be deemed or shall constitute a waiver of any other provisions hereof or rights hereunder (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 14.05                            Publicity.  Each Party shall consult with each other Party prior to making any public release concerning this Agreement or the transactions contemplated hereby and, except as required by applicable Law or by any Governmental Authority or stock exchange, no Party shall issue any such publicity or other release without the prior written consent of each other Party, which consent shall not be unreasonably withheld or delayed.  Unless a Party otherwise consents or unless required under applicable securities Laws, no Party or any of its Affiliates shall disclose the name of any other Party or its principals in press releases or other public disclosures, and, to the extent permitted under applicable Law, shall cause the name of such other Party or its principals to be redacted from any electronic copy of this Agreement and from electronic copies of any other agreement or document to be filed pursuant to applicable securities Laws.   Sellers shall be further subject to the terms and conditions of Section 10.05.  In the event of any inconsistency between the terms of this Section and Section 10.05, the term of Section 10.05 shall prevail.

Section 14.06                            No Third Party Beneficiaries.  Except with respect to Section 7.10 and the Persons included within the definition of Seller Indemnitees or Buyer Indemnitees (and in such cases, only to the extent expressly provided herein), nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract; provided that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related indemnitee parties (but shall not be obligated to do so).

Section 14.07                            Assignment.  Except as may be expressly set forth in this Agreement, no Party may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other Party and any assignment made without such consent shall be void.  Any assignment of this Agreement made by a Party as permitted hereby shall not relieve such Party from any Liability or obligation under this Agreement.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 14.08                            Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 14.09                            Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by United States mail (postage prepaid, return receipt requested), recognized overnight delivery service or facsimile (with a copy of such notice or other communication also delivered by electronic mail) to the addresses of Sellers and Buyer set forth below.  Any such notice shall be effective upon receipt (which, for purposes of a facsimile transmission, shall be deemed upon written confirmation of receipt) only if received during normal business hours or, if not received during normal business hours, on the next Business Day.

Sellers:	Piedra Operating, LLC 400 West Illinois, Suite 1070 Midland, Texas 79702 Fax: (432) 682-2773 Email: CSmith@piedrallc.com; RBeecherl@piedrallc.com

With a copy to:	Thompson & Knight, LLP Attention: Sarah E. McLean 333 Clay Street, Suite 3300 Houston, Texas 77002 Fax: (832) 397-8062 Email: Sarah.McLean@tklaw.com

Buyer:	Athlon Holdings LP Attention: Kevin Treadway 420 Throckmorton Street, Suite 1200 Fort Worth, Texas 76102 Fax: (817) 984-8217 Email: KTreadway@athlonenergy.com

With copy to:	Latham & Watkins LLP Attention: Sean T. Wheeler; Michael R. King 811 Main Street, Suite 3700 Houston, Texas, 77002 Fax: (713) 546-5401 Email: sean.wheeler@lw.com; michael.king@lw.com

Any Party may, by written notice so delivered, change its address for notice purposes hereunder.

Section 14.10                            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.11                            Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.  Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

Section 14.12                            Amendment.  This Agreement may be amended only by an instrument in writing executed by all Parties.

Section 14.13                            Schedules and Exhibits.   The inclusion of any matter upon any Schedule or any Exhibit attached hereto does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

Section 14.14                            Seller Representative.  Each Seller (excluding Operator) hereby constitutes and appoints Operator as such Seller’s true and lawful agent, representative and attorney-in-fact hereunder (including under any escrow agreement entered in connection herewith, under which Operator will serve as the party thereto on behalf of Sellers) (the “Seller Representative”), to act in the name and on behalf of such Seller to take any action authorized or required to be taken by the Seller Representative pursuant to the terms of this Agreement.  Without limiting the foregoing, and notwithstanding anything in this Agreement to the contrary, each Seller agrees that Operator shall be authorized on such Seller’s behalf and responsible hereunder, to, among other things, (a) deliver and receive all notices, statements, reports, and other information given by or addressed to Sellers hereunder, (b) receive all amounts payable to Sellers hereunder and distribute to Sellers their pro rata portion of the Adjusted Purchase Price net of their pro rata portion of all escrow fees, brokerage fees and attorneys’ fees directly related to the transactions contemplated by this Agreement, (c) make, on a joint basis, all decisions, elections and similar rights that Sellers are entitled to make hereunder (including any amendments to this Agreement), and (d) otherwise perform all of the obligations of Seller under this Agreement.  Operator shall be responsible for delivering to each Seller all such notices, statements, reports, and other information, and disbursing to Sellers their respective proportionate shares of all amounts received by Operator on their behalf.  OPERATOR AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS, AND EACH SELLER RELEASES, BUYER AND ITS AFFILIATES FROM AND AGAINST ANY AND ALL LIABILITIES IN FAVOR OF SUCH SELLER ARISING OUT OF, OR RESULTING IN ANY WAY FROM, THE PERFORMANCE AND DISCHARGE, OR THE FAILURE TO PERFORM OR DISCHARGE, BY OPERATOR OF ITS RESPONSIBILITIES UNDER THIS SECTION 14.14.  Each Seller has executed and delivered to Buyer, or will execute and deliver to Buyer within three (3) Business Days after the Execution Date, a power-of-attorney evidencing the power-of-attorney granted by such Seller to Operator in connection with the foregoing matters.

Section 14.15                            Section 1031 Exchange.  Each Seller and Buyer hereby agree that Buyer shall have the right at any time prior to the Closing to assign all or a portion of its rights under this Agreement to a “Qualified Intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code.  Likewise, each Seller shall have the right at any time prior to the Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose.  In the event a Party assigns its rights under this Agreement pursuant to this Section 14.15, such Party agrees to notify the other Parties in writing of such assignment at or before the Closing.  If a Seller assigns its rights under this Agreement for this purpose, Buyer agrees to consent to such Seller’s assignment of its rights in this Agreement and pay such Seller’s portion of the Purchase Price (or designated portion thereof and as adjusted pursuant hereto) into a qualified escrow or qualified trust account at the Closing as directed in writing.  If Buyer assigns its rights under this Agreement for this purpose, each Seller agrees to (i) consent to Buyer’s assignment of its rights in this Agreement, (ii) accept its portion of the Purchase Price (or designated portion thereof and as adjusted pursuant hereto) from the qualified escrow or qualified trust account at the Closing, and (iii) at the Closing, convey and assign directly to Buyer the Assets upon satisfaction of the other conditions to the Closing and other terms and conditions hereof.  Buyer and Sellers acknowledge and agree that (a) the Closing shall not be delayed or effected by reason of any assignment of this Agreement as described in this Section 14.15, (b) any assignment of this Agreement to a Qualified Intermediary shall not release any Party from any of their respective liabilities and obligations under this Agreement, (c) no Party, by its consent granted under this Section 14.15, will be responsible in any way for any other Party’s compliance with the requirements of a like-kind exchange under Section 1031 of the Code and (d) that no Party represents to another Party that any particular tax treatment will be given to any Party as a result thereof.

Section 14.16                            Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the courts of the State of Texas, in Harris County, and the federal courts in the Southern District of Texas.  Each of the Parties (i) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 14.09 will be deemed effective service of process on such Party.

Section 14.17                            Several Liability.  Anything in this Agreement to the contrary notwithstanding, it is understood that the obligations and Liabilities of Sellers under this Agreement and in connection with the transactions contemplated hereby are several (and not joint and several).

Section 14.18                            Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity.

Section 14.19                            EXCLUSIVE REMEDY.  THE PARTIES HAVE VOLUNTARILY AGREED TO DEFINE THEIR RIGHTS, LIABILITIES AND OBLIGATIONS RESPECTING THE SUBJECT MATTER OF THIS AGREEMENT EXCLUSIVELY IN CONTRACT PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT, AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN THIS AGREEMENT, IN THE ASSIGNMENT, ANY ADDITIONAL

ASSIGNMENT OR IN ANY CERTIFICATE DELIVERED BY A PARTY TO THE OTHER PARTY PURSUANT TO THE TERMS OF THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM THAT THEY ARE OWED ANY DUTIES OR ARE ENTITLED TO ANY REMEDIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING ANY CERTIFICATE DELIVERED HEREUNDER), IN THE ASSIGNMENT OR IN ANY OTHER TRANSACTION DOCUMENT EXECUTED IN CONNECTION HEREWITH.  FURTHERMORE, THE PARTIES EACH HEREBY ACKNOWLEDGE THAT THIS AGREEMENT EMBODIES THE JUSTIFIABLE EXPECTATION OF SOPHISTICATED PARTIES DERIVED FROM ARM’S LENGTH NEGOTIATIONS, AND ALL PARTIES TO THIS AGREEMENT SPECIFICALLY ACKNOWLEDGE THAT NO PARTY HAS ANY SPECIAL RELATIONSHIP WITH ANOTHER PARTY THAT WOULD JUSTIFY ANY EXPECTATION BEYOND THAT OF AN ORDINARY BUYER AND AN ORDINARY SELLER IN AN ARM’S LENGTH TRANSACTION.  THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE TERMS AND PROVISIONS OF THIS AGREEMENT (INCLUDING ANY REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN) SHALL BE THOSE REMEDIES AVAILABLE UNDER THIS AGREEMENT (AS SUCH REMEDIES MAY BE FURTHER LIMITED OR EXCLUDED PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT), OR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT AND ANY ADDITIONAL ASSIGNMENT, AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON (X) THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN THIS AGREEMENT OR IN THE ASSIGNMENT OR ANY ADDITIONAL ASSIGNMENT AND/OR (Y) ANY REMEDIES AVAILABLE TO SUCH PARTY IN CONNECTION WITH ANY OTHER TRANSACTION DOCUMENT, THE PARTIES HEREBY WAIVE AND RELEASE ANY AND ALL TORT CLAIMS AND CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT).  WITHOUT LIMITATION OF THE FOREGOING, FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF EACH SELLER AND BUYER (OTHER THAN THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT OR ANY ADDITIONAL ASSIGNMENT, AS APPLICABLE, OR ANY OTHER RIGHTS OR REMEDIES AVAILABLE IN CONNECTION WITH ANY OTHER TRANSACTION DOCUMENT) FOR ANY AND ALL (A) CLAIMS RELATING TO ANY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, (B) OTHER CLAIMS PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT AND (C) OTHER CLAIMS RELATING TO THE ASSETS AND THE PURCHASE AND SALE THEREOF SHALL BE ANY RIGHT TO INDEMNIFICATION FROM SUCH CLAIMS THAT IS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND IF NO SUCH RIGHT OF INDEMNIFICATION IS EXPRESSLY PROVIDED AND NO REMEDY IS AVAILABLE PURSUANT TO THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT OR ANY ADDITIONAL ASSIGNMENT OR IN CONNECTION WITH ANY OTHER TRANSACTION DOCUMENT, THEN SUCH CLAIMS ARE HEREBY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first written above.

SELLERS:

PIEDRA ENERGY II, LLC

By:	/s/ Armand Smith, Jr.
Name:	Armand Smith, Jr.
Title:	President

PIEDRA OPERATING, LLC
By:	Piedra Energy II, LLC,
its sole member

By:	/s/ Armand Smith, Jr.
Name:	Armand Smith, Jr.
Title:	President

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

PETROPLEX ENERGY, INC.

By:	/s/ Javaid Anwar
Name:	Javaid Anwar
Title:	President

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

TED COLLINS, JR.

/s/ Ted Collins, Jr.
Ted Collins, Jr.

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

CHARLES MERRILL YOUNGER FAMILY PARTNERSHIP, LTD.
By:	Charles Merrill Younger Management, LLC,
its general partner

By:	/s/ Charles M. Younger
Name: Charles M. Younger
Title: Manager

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

SHAN AND LISA MOON JTWROS

/s/ Shan Moon
Shan Moon

/s/ Lisa Moon
Lisa Moon

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

THE LONESTAR TRUST

/s/ Robert A. McCleskey
Robert A. McCleskey, Trustee

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

THE HONORABLE CRAIG STAPLETON

/s/ Craig Stapleton
Craig Stapleton

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

WALLACE FAMILY PARTNERSHIP, LP
By:	Michael Wallace Management, LLC,
its general partner

By:	/s/ Michael W. Wallace
Name: Michael W. Wallace
Title: Manager

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

THE DON EVANS GROUP, LTD.,
a Texas limited partnership
By:	Don Evans Management, LLC,
its general partner

By:	/s/ Donald L. Evans
Name: Donald L. Evans
Title: President

SULLIVAN FARM, LP,
a Texas limited partnership
By:	Evans GP, LLC,
its general partner

By:	/s/ Donald L. Evans
Name: Donald L. Evans
Title: Member and Manager

SULLIVAN FARM II, LP,
a Texas limited partnership
By:	Evans GP, LLC,
its general partner

By:	/s/ Donald L. Evans
Name: Donald L. Evans
Title: Member and Manager

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

BUYER:

ATHLON HOLDINGS LP

By:	/s/ Nelson K. Treadway
Name: Nelson K. Treadway
Title: Senior Vice President

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]